                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-71361

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 23, 1999)

                                 $1,500,000,000

[THE CIT GROUP LOGO]
                              THE CIT GROUP, INC.

              $500,000,000 FLOATING RATE NOTES DUE OCTOBER 1, 2002
                $1,000,000,000 7.125% NOTES DUE OCTOBER 15, 2004
                               ------------------

     The floating rate notes will mature on October 1, 2002 and the 7.125% notes will mature on October 15, 2004. Interest on the floating rate notes is payable quarterly on January 6, April 6, July 6, and October 6 of each year and at maturity, beginning January 6, 2000. Interest on the 7.125% notes is payable semiannually on April 15 and October 15 of each year, beginning April 15, 2000.

     We have applied to have the notes listed on the Luxembourg Stock Exchange in accordance with the rules of this exchange.

     You should refer to and read carefully the "Important Notice" on page S-3 of this prospectus supplement before making an investment decision.
                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                               FLOATING RATE NOTES             7.125% NOTES
                                             ------------------------    ------------------------
                                             PER NOTE       TOTAL        PER NOTE       TOTAL
                                             ------------------------    ------------------------
Public Offering Price                        100.000%    $500,000,000     99.988%    $999,880,000
Underwriting Discounts                         0.225%    $  1,125,000      0.350%    $  3,500,000
Proceeds to The CIT Group, Inc. (before
  expenses)                                   99.775%    $498,875,000     99.638%    $996,380,000

     Interest on the notes will accrue from October 6, 1999.
                               ------------------

     The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes, in book-entry form only, to purchasers through The Depository Trust Company, Cedelbank S.A. and the Euroclear System, as the case may be, on or about October 6, 1999.
                               ------------------

                          JOINT BOOK RUNNING MANAGERS:

CHASE SECURITIES INC.                                       SALOMON SMITH BARNEY
                               ------------------

CREDIT SUISSE FIRST BOSTON      LEHMAN BROTHERS              MERRILL LYNCH & CO.
MORGAN STANLEY DEAN WITTER                               WARBURG DILLON READ LLC
                               ------------------

BANC OF AMERICA SECURITIES LLC                    BANC ONE CAPITAL MARKETS, INC.
BNY CAPITAL MARKETS, INC.   FIRST UNION CAPITAL MARKETS CORP.  J.P. MORGAN & CO.
September 29, 1999

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY PLACE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS, AND ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THAT DOCUMENT.

You should read the information about our agreement to acquire Newcourt Credit Group, Inc. under "Recent Developments" on page S-6 of this prospectus supplement.

The prospectus supplement and the prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to CIT. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the prospectus.
                            ------------------------

                               TABLE OF CONTENTS

       PROSPECTUS SUPPLEMENT
                                        PAGE
                                        ----
Important Notice....................     S-3
Description of The CIT Group,
  Inc...............................     S-3
Directors and Principal Executive
  Officers of The CIT Group,
  Inc. .............................     S-3
Capitalization of The CIT Group,
  Inc...............................     S-4
Selected Consolidated Financial
  Information of The CIT Group,
  Inc...............................     S-5
Recent Developments.................     S-6
Unaudited Pro Forma Condensed
  Consolidated Financial
  Statements........................     S-6
Description of the Notes............    S-20
Material United States Tax
  Considerations....................    S-28
Underwriting........................    S-31
Offering Restrictions...............    S-32
Legal Opinions......................    S-33
General Information.................    S-33
             PROSPECTUS
                                        PAGE
                                        ----
Where You Can Find More
  Information.......................       2
The CIT Group, Inc..................       2
Summary of Financial Information....       9
Special Note Regarding Forward-
  Looking Statements................      10
Use of Proceeds.....................      11
Description of Debt Securities......      11
Plan of Distribution................      16
Experts.............................      17
Legal Opinions......................      17

                                IMPORTANT NOTICE

Your attention is drawn specifically to the following:

As a purchaser of any of the notes, you will be deemed to have sufficient knowledge and experience and to have received sufficient professional advice to make (and to have made and continue to make) your own legal, financial, tax, accounting, and other business evaluations of the merits and risks of an investment in the notes. You will also be deemed not to be relying on CIT in that regard.

There may be significant risks, including liquidity risks, associated with the issuance of the notes that may be complex. CIT makes no representation as to the existence of a market for the notes.

If we redeem notes upon a tax event, we will have discharged our obligations in respect of these notes and shall have no other liability or obligation whatsoever in respect thereof. See "Description of the Notes -- Redemption Upon a Tax Event."

It is your responsibility to ensure that any person to whom you sell your notes is aware of the foregoing and that the notes are intended only for sophisticated professional investors.

                       DESCRIPTION OF THE CIT GROUP, INC.

CIT is a leading diversified finance organization. We offer secured commercial and consumer financing primarily in the United States to smaller, middle-market, and larger businesses and to individuals through a nationwide distribution network. We commenced operations in 1908 and have developed a broad array of "franchise" businesses that focus on specific industries, asset types, and markets, which are balanced by client, industry, and geographic diversification. Our principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 536-1390. CIT is a Delaware corporation of perpetual duration.

The Dai-Ichi Kangyo Bank, Limited holds approximately 43.9% of the voting power and economic interest of our outstanding common stock.

Our business focus is commercial and consumer finance. We offer a broad array of products to our customers, including loans and leases. We operate through three business segments:

- Equipment Financing and Leasing

- Commercial Finance

- Consumer

Each segment conducts its operations through strategic business units which market its products and services to satisfy the financing needs of specific customers, industries, and markets.

       DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF THE CIT GROUP, INC.

BOARD OF DIRECTORS

Present members of the Board of Directors and their principal occupations are:

     Hisao Kobayashi
     President, Hibiya Building Co., Ltd.
     Chairman of the Board of Directors of CIT

     Albert R. Gamper, Jr.
     President & Chief Executive Officer of CIT

     Daniel P. Amos
     President and Chief Executive Officer, AFLAC Incorporated and American
     Family
     Life Assurance Company of Columbus

     Anthea Disney
     Executive Vice President of
     News Corporation Ltd.

     Takasuke Kaneko
     President, DKB Securities Co., Ltd.

     William M. O'Grady
     Executive Vice President & Chief
     Administrative Officer of CIT

     Joseph A. Pollicino
     Vice Chairman of CIT

     Paul N. Roth
     Partner, Schulte Roth & Zabel LLP

     Peter J. Tobin
     Dean, College of Business
     Administration, St. John's University

     Tohru Tonoike
     General Manager, The Americas Specialized
     Finance Division, New York Branch, DKB

     Keiji Torii
     Director and General Manager,
     New York Branch, DKB

     Alan F. White
     Senior Associate Dean, Massachusetts
     Institute of Technology, Alfred P. Sloan
     School of Management

OFFICERS

Present officers of CIT are:

     Albert R. Gamper, Jr.
     President and Chief Executive Officer

     Joseph M. Leone
     Executive Vice President and Chief
     Financial Officer

     William O'Grady
     Executive Vice President & Chief
     Administrative Officer

     Joseph A. Pollicino
     Vice Chairman

     Ernest D. Stein
     Executive Vice President, General Counsel and Secretary

                      CAPITALIZATION OF THE CIT GROUP, INC

The following table sets out our capitalization as of June 30, 1999 and December 31, 1998, respectively, and is derived from our unaudited condensed consolidated financial statements as of and for the six months ended June 30, 1999 and our audited consolidated financial statements as of and for the year ended December 31, 1998, respectively. You should read this table in conjunction with these consolidated financial statements. See "Where Can You Find More Information" in the prospectus.

                                                               JUNE 30,       DECEMBER 31,
                                                                 1999             1998
                                                              -----------    --------------
                                                              (IN MILLIONS OF U.S. DOLLARS)
DEBT:
  Commercial paper..........................................   $ 5,674.3        $ 6,144.1
  Variable-rate senior notes................................     5,349.7          4,275.0
  Fixed-rate senior notes...................................     8,611.3          8,032.3
  Subordinated fixed-rate notes.............................       200.0            200.0
                                                               ---------        ---------
  Total debt................................................    19,835.3         18,651.4
                                                               ---------        ---------
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely debentures
  of the Company............................................       250.0            250.0
STOCKHOLDERS' EQUITY:
  Class A Common Stock, par value $.01 per share,
     700,000,000 shares authorized and 163,186,543 and
     163,144,879 shares issued and 161,712,782 and
     162,176,949 shares outstanding at June 30, 1999 and
     December 31, 1998, respectively........................         1.7              1.7
  Paid-in capital...........................................       957.2            952.5
  Retained earnings.........................................     1,928.5          1,772.8
  Treasury stock at cost (1,473,761 and 967,930 shares at
     June 30, 1999 and December 31, 1998, respectively, of
     Class A Common Stock)..................................       (41.0)           (25.4)
                                                               ---------        ---------
Total stockholders' equity..................................     2,846.4          2,701.6
                                                               ---------        ---------
Total capitalization........................................   $22,931.7        $21,603.0
                                                               =========        =========

---------------
Since June 30, 1999 there has been no material change in the capitalization of CIT and its consolidated subsidiaries.

       SELECTED CONSOLIDATED FINANCIAL INFORMATION OF THE CIT GROUP, INC.

The summary results of operations and balance sheet data presented below as of and for the six-month periods ended June 30, 1999 and 1998 have been derived from the unaudited condensed consolidated financial statements of CIT as of and for the six months ended June 30, 1999 included in the Report on Form 10-Q which is referred to under "Where You Can Find More Information" in the prospectus. The summary results of operations and balance sheet data presented below as of and for each of the years in the five-year period ended December 31, 1998, have been derived from the audited consolidated financial statements of CIT as of and for the years ended December 31, 1998, 1997, 1996, 1995, and 1994. All of the consolidated financial data have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

You should read the selected consolidated financial data below in conjunction with our consolidated financial statements. See "Where Can You Find More Information" in the prospectus.

                                      SIX MONTHS
                                    ENDED JUNE 30,                   YEARS ENDED DECEMBER 31,
                                   ----------------    ----------------------------------------------------
                                    1999      1998       1998        1997        1996       1995      1994
                                   ------    ------    --------    --------    --------    ------    ------
                                             (IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
Net finance income...............  $541.8    $468.4    $  974.3    $  887.5    $  797.9    $697.7    $649.8
Total operating revenue..........   681.3     595.5     1,229.7     1,193.3(1)  1,042.0     882.4     824.2
Salaries and general operating
  expenses.......................   222.0     205.7       417.8       428.4       393.1     345.7     337.9
Provision for credit losses......    45.7      44.4        99.4       113.7       111.4      91.9      96.9
Net income.......................   188.2     165.4       338.8       310.1       260.1     225.3     201.1
Net income per diluted share.....    1.16      1.01        2.08        1.95        1.64      1.43      1.28

                                 AT JUNE 30,                           AT DECEMBER 31,
                                 -----------    -------------------------------------------------------------
                                    1999          1998         1997         1996         1995         1994
                                 -----------    ---------    ---------    ---------    ---------    ---------
BALANCE SHEET DATA
Finance and Leasing Assets
  Loans
    Commercial.................   $12,482.2     $11,415.5    $10,342.5    $10,195.6    $10,356.3    $ 9,910.6
    Consumer...................     4,176.4       4,266.9      3,664.8      3,239.0      2,344.0      1,973.2
  Lease receivables............     4,239.0       4,173.6      3,712.4      3,562.0      3,095.2      2,910.6
                                  ---------     ---------    ---------    ---------    ---------    ---------
      Total finance
         receivables...........    20,897.6      19,856.0     17,719.7     16,996.6     15,795.5     14,794.4
Reserve for credit losses......       276.8         263.7        235.6        220.8        206.0        192.4
Operating lease equipment,
  net..........................     3,433.2       2,774.1      1,905.6      1,402.1      1,113.0        867.9
Total assets...................    26,144.3      24,303.1     20,464.1     18,932.5     17,420.3     15,959.7
Commercial paper...............     5,674.3       6,144.1      5,559.6      5,827.0      6,105.6      5,660.2
Variable-rate senior notes.....     5,349.7       4,275.0      2,861.5      3,717.5      3,827.5      3,812.5
Fixed-rate senior notes........     8,611.3       8,032.3      6,593.8      4,761.2      3,337.0      2,619.4
Subordinated fixed-rate
  notes........................       200.0         200.0        300.0        300.0        300.0        300.0
Company-obligated mandatorily
  redeemable preferred
  securities of subsidiary
  trust holding solely
  debentures of the Company....       250.0         250.0        250.0           --           --           --
Stockholders' equity...........     2,846.4       2,701.6      2,432.9      2,075.4      1,914.2      1,793.0

---------------
(1) Includes a 1997 gain of U.S. $58.0 million on the sale of an equity interest acquired in connection with a loan workout.

                              RECENT DEVELOPMENTS

On August 5, 1999, we announced that we had signed a new definitive agreement under which we will acquire Newcourt Credit Group Inc. ("Newcourt"), a financial services company, in an exchange of 0.70 shares of CIT Common Stock for each outstanding share of Newcourt Common Shares (the "Newcourt Acquisition"). This agreement amends and restates the original acquisition agreement dated March 7, 1999. Each company's board of directors has approved the Newcourt Acquisition, which is expected to close during the fourth quarter of 1999. Completion of this transaction is subject to conditions, including, among other things, regulatory and shareholder approvals.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We have based the following unaudited pro forma condensed consolidated balance sheet and statements of income of CIT on the historical consolidated financial statements of CIT and Newcourt as of June 30, 1999 and for the six months then ended and for the year ended December 31, 1998. We have prepared the unaudited pro forma condensed consolidated balance sheet assuming that the pending Newcourt Acquisition had occurred on June 30, 1999. We have prepared the unaudited pro forma condensed consolidated statements of income assuming that the pending Newcourt Acquisition had occurred on January 1, 1998.

The unaudited pro forma condensed consolidated financial statements reflect pro forma estimated adjustments to Newcourt's assets and liabilities to reflect their respective fair values under the purchase method of accounting. We have allocated the excess of the purchase price over the estimated fair value of the net assets acquired to goodwill. There may be changes in the allocation of the purchase price to the fair value of the net assets acquired and goodwill, and as of the Newcourt Acquisition closing date, this allocation will be finalized.

You should read the following unaudited pro forma condensed consolidated financial statements in conjunction with:

- the notes that accompany these financial statements,

- our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q as of and for the six months ended June 30, 1999, and our 1998 audited consolidated financial statements, which are included in our Annual Report on Form 10-K as of and for the year ended December 31, 1998, and

- Newcourt's unaudited consolidated financial statements as of and for the six months ended June 30, 1999 as filed on Form 6-K with the SEC, and Newcourt's audited consolidated financial statements as of and for the year ended December 31, 1998 as filed on Form 6-K with the SEC.

We have prepared the unaudited pro forma condensed consolidated financial statements based upon currently available information and assumptions deemed appropriate by management of CIT. These pro forma financial statements do not necessarily indicate either the financial position or the results of operations that would have been achieved had the Newcourt Acquisition actually occurred on the dates referred to above, nor do they necessarily indicate the results of future operations, because we have based these unaudited pro forma condensed consolidated financial statements on estimates of financial effects that may prove to be inaccurate over time. These pro forma financial statements do not reflect, among other things, our management's plans to reduce the level of securitization activity, the cost savings or the revenue enhancements that may or may not be achieved as a result of the Newcourt Acquisition, or the post acquisition legal and tax structure.

The unaudited pro forma condensed consolidated financial statements and the accompanying notes contain information that constitute forward-looking statements concerning the combined companies' operations, economic performance and financial condition. Because these statements reflect risks and uncertainties, actual results may differ materially from the results these statements express or imply. Those risks and uncertainties include but are not limited to:

- risks of economic slowdown or downturn,

- risks inherent in changes in prevailing interest rates,

- unanticipated difficulties in combining the management, operations or cultures of CIT and Newcourt,

- cost savings that are not realized or are not realizable within the time anticipated,

- risks associated with the value and recoverability of leased equipment, adequacy of credit reserves for credit losses, funding opportunities and borrowing costs,

- changes in regulations governing the combined companies business and operations,

- competitive factors,

- issues associated with year 2000 compliance, and

- uncertainties associated with risk management, including credit risk management, asset/liability management and interest rate risk management.

In addition, some of this information is based upon preliminary estimates of fair values and of future costs, and those estimates may be revised as we obtain additional information.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1999

                                                                                                         CIT
                                                                                 PRO FORMA            PRO FORMA
                                                         CIT      NEWCOURT(a)   ADJUSTMENTS   NOTE   CONSOLIDATED
                                                      ---------   -----------   -----------   ----   ------------
                                                                     (IN MILLIONS OF U.S. DOLLARS)
ASSETS
Financing and leasing assets
  Loans
     Commercial.....................................  $12,482.2    $ 4,969.0     $  (200.0)    3a     $17,251.2
     Consumer.......................................    4,176.4           --            --              4,176.4
  Lease receivables.................................    4,239.0      3,956.0        (175.0)    3a       8,020.0
                                                      ---------    ---------     ---------            ---------
     Finance receivables............................   20,897.0      8,925.0        (375.0)            29,447.6
  Reserve for credit losses.........................     (276.8)      (199.3)           --               (476.1)
                                                      ---------    ---------     ---------            ---------
     Net finance receivables........................   20,620.8      8,725.7        (375.0)            28,971.5
Operating lease equipment, net......................    3,433.2      2,103.5            --              5,536.7
Consumer finance receivables held for sale..........      864.4           --            --                864.4
Commercial finance receivables held for sale........         --      1,563.9            --              1,563.9
Goodwill............................................      348.4      1,252.3         126.5     3c       1,727.2
Cash and cash equivalents...........................       92.9        310.8            --                403.7
Other assets........................................      784.6      1,427.3        (100.0)    3a       2,111.9
                                                      ---------    ---------     ---------            ---------
       Total assets.................................  $26,144.3    $15,383.5     $  (348.5)           $41,179.3
                                                      =========    =========     =========            =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt
  Commercial paper..................................  $ 5,674.3    $ 1,659.2            --            $ 7,333.5
  Variable rate senior notes........................    5,349.7      1,156.8            --              6,506.5
  Fixed rate senior notes...........................    8,611.3      9,030.4     $   250.0     3a      17,891.7
  Subordinated fixed rate notes.....................      200.0           --            --                200.0
                                                      ---------    ---------     ---------            ---------
       Total debt...................................   19,835.3     11,846.4         250.0             31,931.7
Credit balances of factoring clients................    1,761.6           --            --              1,761.6
Accrued liabilities and payables....................      675.9        682.4         200.0     2d       1,558.3
Deferred federal income taxes.......................      775.1       (206.0)       (300.0)    3a         269.1
                                                      ---------    ---------     ---------            ---------
       Total liabilities............................   23,047.9     12,322.8         150.0             35,520.7
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  debentures of the Company.........................      250.0           --            --                250.0
Stockholders' equity:
  Common stock......................................        1.7           --           1.0     2a           2.7
  Paid-in capital...................................      957.2           --       2,561.2     2a       3,518.4
  Share capital.....................................         --      2,791.6      (2,791.6)    3b            --
  Retained earnings.................................    1,928.5        269.1        (269.1)    3b       1,928.5
  Treasury stock at cost............................      (41.0)          --            --                (41.0)
                                                      ---------    ---------     ---------            ---------
       Total stockholders' equity...................    2,846.4      3,060.7        (498.5)             5,408.6
                                                      ---------    ---------     ---------            ---------
       Total liabilities and stockholders' equity...  $26,144.3    $15,383.5     $  (348.5)           $41,179.3
                                                      =========    =========     =========            =========

---------------
(a) Presented in accordance with U.S. GAAP -- See Note 1 -- Basis of Presentation and Note 6 -- Newcourt Credit Group Inc. -- Pro Forma Reclassifications and Conversions.

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                                                                        CIT
                                                                                PRO FORMA            PRO FORMA
                                                       CIT       NEWCOURT(a)   ADJUSTMENTS   NOTE   CONSOLIDATED
                                                   -----------   -----------   -----------   ----   ------------
                                                       (IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

Finance income...................................  $   1,095.9   $   1,031.3     $(17.0)      3e    $   2,110.2
Interest expense.................................        554.1         407.5      (43.8)      3e          917.8
                                                   -----------   -----------     ------             -----------
  Net finance income.............................        541.8         623.8       26.8                 1,192.4
Fees and other income............................        139.5         268.2         --                   407.7
Gain on sale of automobile fleet leasing
  businesses.....................................           --          34.3         --                    34.3
Gain on extinguishment of derivative financial
  instruments....................................           --          56.6         --                    56.6
                                                   -----------   -----------     ------             -----------
Operating revenue................................        681.3         982.9       26.8                 1,691.0
                                                   -----------   -----------     ------             -----------
Salaries and general operating expenses..........        213.8         389.2         --                   603.0
Provision for credit losses......................         45.7          58.4         --                   104.1
Depreciation on operating lease equipment........        115.3         396.7         --                   512.0
Goodwill amortization............................          8.2          23.2        4.4       3d           35.8
Minority interest in subsidiary trust holding
  solely debentures of the Company...............          9.6            --         --                     9.6
                                                   -----------   -----------     ------             -----------
  Operating expenses.............................        392.6         867.5        4.4                 1,264.5
                                                   -----------   -----------     ------             -----------
  Income before provision for income taxes.......        288.7         115.4       22.4                   426.5
Provision for income taxes.......................        100.5          46.1       10.2       3f          156.8
                                                   -----------   -----------     ------             -----------
  Net income.....................................  $     188.2   $      69.3     $ 12.2             $     269.7
                                                   ===========   ===========     ======             ===========
Basic earnings per share.........................  $      1.17   $      0.47                   4    $      1.02
Weighted average common shares outstanding.......  161,021,757   148,356,885                        264,871,577
Diluted earnings per share.......................  $      1.16   $      0.47                   4    $      1.01
Weighted average common shares outstanding.......  162,267,941   148,822,829                        266,443,921

---------------
(a) Presented in accordance with U.S. GAAP -- See Note 1 -- Basis of Presentation and Note 6 -- Newcourt Credit Group Inc. -- Pro Forma Reclassifications and Conversions.

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                                        CIT
                                                                                PRO FORMA            PRO FORMA
                                                       CIT       NEWCOURT(a)   ADJUSTMENTS   NOTE   CONSOLIDATED
                                                   -----------   -----------   -----------   ----   ------------
                                                       (IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

Finance income...................................  $   2,015.1   $   1,888.4     $(34.0)      3e    $   3,869.5
Interest expense.................................      1,040.8         657.9      (87.5)      3e        1,611.2
                                                   -----------   -----------     ------             -----------
  Net finance income.............................        974.3       1,230.5       53.5                 2,258.3
Fees and other income............................        255.4         548.7         --                   804.1
                                                   -----------   -----------     ------             -----------
  Operating revenue..............................      1,229.7       1,779.2       53.5                 3,062.4
                                                   -----------   -----------     ------             -----------
Salaries and general operating expenses..........        407.7         698.3         --                 1,106.0
Provision for credit losses......................         99.4         100.5         --                   199.9
Depreciation on operating lease equipment........        169.5         686.7         --                   856.2
Goodwill amortization............................         10.1          44.4       10.8       3d           65.3
Minority interest in subsidiary trust holding
  solely debentures of the Company...............         19.2            --         --                    19.2
                                                   -----------   -----------     ------             -----------
  Operating expenses.............................        705.9       1,529.9       10.8                 2,246.6
                                                   -----------   -----------     ------             -----------
  Income before provision for income taxes.......        523.8         249.3       42.7                   815.8
Provision for income taxes.......................        185.0          91.5       20.3       3f          296.8
                                                   -----------   -----------     ------             -----------
  Net income.....................................  $     338.8   $     157.8     $ 22.4             $     519.0
                                                   ===========   ===========     ======             ===========
Basic earnings per share.........................  $      2.09   $      1.11                   4    $      1.98
Weighted average common shares outstanding.......  161,987,897   142,741,776                        261,907,140
Diluted earnings per share.......................  $      2.08   $      1.09                   4    $      1.96
Weighted average common shares outstanding.......  163,188,739   144,859,067                        264,590,086

---------------
(a) Presented in accordance with U.S. GAAP -- See Note 1 -- Basis of Presentation and Note 6 -- Newcourt Credit Group Inc. -- Pro Forma Reclassifications and Conversions.

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

1. BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated balance sheet as of June 30, 1999 was prepared as if the Newcourt Acquisition had been consummated on that date. The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1999 and for the year ended December 31, 1998 were prepared as if the Newcourt Acquisition had been consummated on January 1, 1998. The unaudited pro forma condensed consolidated financial statements have been prepared using the following information:

        (a) Unaudited condensed consolidated financial statements of CIT as of and for the six months ended June 30, 1999, which are included in CIT's Quarterly Report on Form 10-Q filed with the SEC, and audited consolidated financial statements of CIT as of and for the year ended December 31, 1998, which are included in CIT's Annual Report on Form 10-K filed with the SEC;

        (b) Unaudited consolidated financial statements of Newcourt as of and for the six months ended June 30, 1999, as filed on Form 6-K with the SEC, and audited consolidated financial statements of Newcourt as of and for the year ended December 31, 1998, as filed on Form 6-K with the SEC, both prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). The financial statements of Newcourt prior to January 1, 1999 were reported in Canadian dollars. On January 1, 1999, Newcourt changed its reporting currency to U.S. dollars. For purposes of these unaudited pro forma condensed consolidated financial statements, Newcourt's balance sheet and income statement information has been: (1) adjusted to conform to U.S. GAAP, (2) reclassified as to certain financial statement line items to conform to CIT's presentation under U.S. GAAP -- See Note 6 -- Newcourt Credit Group Inc. -- Pro Forma Reclassifications and Conversions and (3) with respect to the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1998, converted to a presentation in U.S. dollars using an exchange rate of .6733 Canadian dollar to each U.S. dollar.

2. PRO FORMA ASSUMPTIONS

        (a) The value of CIT Common Stock issued to acquire Newcourt Common Shares is $2,562.2 million, based upon 148,488,329 outstanding Newcourt Common Shares per the Amended and Restated Reorganization Agreement at a price per Newcourt Common Share of $17.26. The price per share was determined by multiplying .70 ("the Exchange Ratio") by the average closing price of CIT Common Stock for the two day period both before and after August 5, 1999, the date of the announcement of the Newcourt Acquisition.

        (b) The acquisition of Newcourt has been accounted for using the purchase method. The difference between the total purchase price and the fair value of the net assets acquired has been allocated to goodwill.

        (c) Estimated fair values for commercial loans, lease receivables, other assets, fixed rate senior notes and debt related hedges were estimated through the application of cash flow discounting methodologies considering such factors as current market interest rates, current market equipment values and credit risks, as applicable. The resulting net premium/discount on commercial loans, fixed rate senior notes and debt related hedges for the purposes of

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

            these unaudited pro forma condensed consolidated statements is assumed to be amortized/ accreted into interest income/expense to produce a constant yield to maturity. No fair value adjustment has been made to operating lease equipment, and any such adjustment is not expected to be material to the unaudited pro forma condensed consolidated financial statements -- See Note 5 -- Estimated Effect of Pro Forma Amortization and Accretion of Purchase Accounting Adjustments.

          The actual fair value of net assets acquired will be determined as of the Closing of the Newcourt Acquisition and is subject to revision as additional information becomes available.

        (d) A preliminary estimate of $200.0 million has been made for costs associated with the Newcourt Acquisition including, without limitation, financial advisory, legal and accounting fees and disbursements, severance payments, and operational redundancies ("Restructuring Charge"). This Restructuring Charge is based upon information currently available to management and is subject to change in conjunction with the integration project that is undertaken in connection with the acquisition.

           CIT will record the Restructuring Charge and disclose its components in accordance with the requirements of EITF 94-3: "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)"; and EITF 95-3: "Recognition of Liabilities in Connection with a Purchase Business Combination". CIT expects the Restructuring Charge will consist principally of cash payments, and will fund such amounts from operations. The actual Restructuring Charge is not expected to be materially different from the estimate provided herein, or to materially affect the financial condition or results of operations of the combined entity.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

3. PRO FORMA ADJUSTMENTS -- The allocation of the purchase price has not been finalized and the portion of the purchase price allocated to fair value adjustments and goodwill is subject to change, because the fair value of net assets acquired will be determined as of Closing and is subject to revision as additional information becomes available.

        (a) Estimated pro forma purchase accounting adjustments for the Newcourt Acquisition were as follows (dollars in millions):

Newcourt net tangible assets -- historical at June 30,
  1999....................................................  $1,808.4
Fair Value Adjustments:
  Commercial loans........................................    (200.0)(i)
  Lease receivables.......................................    (175.0)(ii)
  Other assets............................................    (100.0)(iii)
  Fixed rate senior notes.................................    (250.0)(iv)
                                                            --------

Subtotal -- net fair value adjustments....................    (725.0)
Restructuring charge......................................    (200.0)(v)
Tax effects of adjustments @ 38%..........................     300.0
                                                            --------
Total net adjustments to net assets acquired..............    (625.0)
                                                            --------
Net tangible assets acquired..............................  $1,183.4
                                                            ========

           i. Adjustment reflects the estimated decrease in carrying value required in connection with the acquisition to conform Newcourt credit policies and practices, including charge-offs and loss reserves, to CIT standards and practices, as well as post acquisition strategies for problem loan resolution. Adjustment also includes a mark-to-market to increase the value of the portfolio based upon current market interest rates.

           ii. Adjustment to reflect the future realizability of estimated lease residuals.

           iii. Adjustment to estimated fair value of other assets, including retained interests in securitizations.

           iv. Mark-to-market of fixed rate debt and debt related hedges based upon current market interest rates.

           v. Preliminary estimate for costs associated with the Newcourt Acquisition, including, without limitation, financial advisory, legal and accounting fees and disbursements, severance payments, and operational redundancies. This Restructuring Charge is based upon information currently available to management and is subject to change. Certain components of this charge may not be deductible for tax purposes.

          (b) Purchase accounting adjustments were made to eliminate Newcourt's stockholders' equity accounts and to reflect the issuance of shares of CIT Common Stock to purchase Newcourt Common Shares at the Exchange Ratio of 0.70.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

          (c) Goodwill for the Newcourt Acquisition was calculated as follows (dollars in millions):

Purchase price.............................................  $2,562.2
Net tangible assets acquired, as above.....................   1,183.4
                                                             --------
       Goodwill............................................   1,378.8
Goodwill recorded by Newcourt at June 30, 1999.............   1,252.3
                                                             --------
       Incremental goodwill created by the Newcourt
          Acquisition......................................  $  126.5
                                                             ========

          (d) The goodwill related to the Newcourt Acquisition is amortized on a straight-line basis over a period of twenty-five years.

          (e) Pro forma adjustments to finance income and interest expense were estimated for the Newcourt Acquisition as follows (dollars in millions):

                                         SIX MONTHS ENDED     YEAR ENDED
                                             JUNE 30,        DECEMBER 31,
                                               1999              1998
                                         ----------------    ------------
Amortization of premium on commercial
  loans................................       $(17.0)           $(34.0)
Accretion of discount on fixed rate
  senior notes and debt related
  hedges...............................         43.8              87.5
                                              ------            ------
Total net adjustment to net finance
  income...............................       $ 26.8            $ 53.5
                                              ======            ======

          (f) Income tax expense was calculated at a 38% tax rate, representing the expected tax rate of the temporary differences which are expected to be realized. Goodwill amortization is assumed to be non-deductible for tax purposes.

4. EARNINGS PER SHARE

Basic earnings per common share was calculated by dividing the net income by the weighted average number of common shares outstanding for the six months ended June 30, 1999 and for the year ended December 31, 1998, for both CIT and Newcourt. For the unaudited pro forma condensed consolidated financial statements, Newcourt Common Shares were adjusted to the equivalent shares of CIT Common Stock based upon the Exchange Ratio.

Diluted earnings per common share was calculated using the same method as basic earnings per share, and includes potential dilution of common stock equivalents.

The calculation of basic and diluted earnings per Newcourt Common Share for the year ended December 31, 1998 excludes a non-recurring premium of $29.9 million on the redemption of preferred securities. Including such premium in the calculation of basic and diluted earnings per common share, basic earnings per Newcourt Common Share and diluted earnings per Newcourt Common Share were $0.90 and $0.88, respectively. For purposes of these unaudited pro forma condensed consolidated financial statements, pro forma consolidated basic earnings per common share and diluted earnings per common share would have been $1.87 and $1.85, respectively.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

5. ESTIMATED EFFECT OF PRO FORMA AMORTIZATION AND ACCRETION OF PURCHASE ACCOUNTING ADJUSTMENTS

The following table summarizes the prospective estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the Newcourt Acquisition on CIT's results of operations for the years indicated (dollars in millions):

                                                                                    EFFECT ON
FOR THE YEAR ENDED                     GOODWILL          LOAN          DEBT       PRETAX INCOME
DECEMBER 31,                         AMORTIZATION    AMORTIZATION    ACCRETION       (LOSS)
------------------                   ------------    ------------    ---------    -------------
1999...............................   $   (55.2)       $ (34.0)       $ 87.5        $    (1.7)
2000...............................       (55.2)         (24.0)         60.0            (19.2)
2001...............................       (55.2)         (15.0)         32.5            (37.7)
2002...............................       (55.2)         (11.0)          7.5            (58.7)
2003...............................       (55.2)          (8.0)         12.5            (50.7)
2004 and thereafter................    (1,102.8)          (8.0)         50.0         (1,060.8)
                                      ---------        -------        ------        ---------
Totals.............................   $(1,378.8)       $(100.0)       $250.0        $(1,228.8)
                                      =========        =======        ======        =========

6. NEWCOURT CREDIT GROUP INC. -- PRO FORMA RECLASSIFICATIONS AND CONVERSIONS

The following consolidated balance sheet and income statement schedules and related footnotes set forth the conversion of Newcourt's historical financial statements to U.S. dollars, as applicable, and to U.S. GAAP and the pro forma reclassifications necessary to conform the financial statements to a reporting basis consistent with CIT.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                              AS OF JUNE 30, 1999
                                     ---------------------------------------------------------------------
                                                                                              NEWCOURT
                                                                                              PRESENTED
                                        NEWCOURT            PRO FORMA                         ON CIT'S
BALANCE SHEET CATEGORY               PRESENTATION(1)    RECLASSIFICATIONS       NOTE       REPORTING BASIS
----------------------               ---------------    -----------------    ----------    ---------------
                                                         (IN MILLIONS OF U.S. DOLLARS)
ASSETS:
Financing and leasing assets
  Loans
     Commercial....................            --          $  4,969.0           (a)           $ 4,969.0
  Lease receivables................            --             3,898.2           (a)             3,956.0
                                               --                57.8           (b)                  --
                                        ---------          ----------                         ---------
     Finance receivables...........            --             8,925.0                           8,925.0
  Reserve for credit losses........            --              (199.3)          (a)              (199.3)
                                        ---------          ----------                         ---------
     Net finance receivables.......            --             8,725.7                           8,725.7
Operating lease equipment, net.....     $ 2,161.3               (57.8)          (b)             2,103.5
Commercial finance receivables held
  for sale.........................       1,563.9                  --                           1,563.9
Goodwill...........................       1,252.3                  --                           1,252.3
Cash and cash equivalents..........         310.8                  --                             310.8
Other assets.......................            --               676.6        Sum of (c)         1,427.3
                                                                750.7           (a)
Finance assets held for
  investment.......................       9,418.6            (9,418.6)       Sum of (a)              --
Investment in affiliated
  companies........................         253.4              (253.4)          (c)                  --
Accounts receivable, prepaids and
  other............................         302.4              (302.4)          (c)                  --
Property and equipment, net........         120.8              (120.8)          (c)                  --
Future income tax asset............         206.0              (206.0)          (d)                  --
                                        ---------          ----------                         ---------
     Total assets..................     $15,589.5          $   (206.0)                        $15,383.5
                                        =========          ==========                         =========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Commercial paper...................            --          $  1,659.2           (e)           $ 1,659.2
Variable rate senior notes.........            --             1,156.8           (e)             1,156.8
Fixed rate senior notes............            --             9,030.4           (e)             9,030.4
                                        ---------          ----------                         ---------
     Total debt....................            --            11,846.4                          11,846.4
Accrued liabilities and payables...     $   682.4                  --                             682.4
Deferred federal income taxes......            --              (206.0)          (d)              (206.0)
Debt...............................      11,846.4           (11,846.4)       Sum of (e)              --
                                        ---------          ----------                         ---------
     Total liabilities.............      12,528.8              (206.0)                         12,322.8
                                        ---------          ----------                         ---------
Share capital......................       2,791.6                  --                           2,791.6
Retained earnings..................         269.1                  --                             269.1
                                        ---------          ----------                         ---------
       Total stockholders'
          equity...................       3,060.7                  --                           3,060.7
                                        ---------          ----------                         ---------
       Total liabilities and
          stockholders' equity.....     $15,589.5          $   (206.0)                        $15,383.5
                                        =========          ==========                         =========

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                        FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                          ------------------------------------------------------------------
                                                                                                NEWCOURT
                                                                                                PRESENTED
                                             NEWCOURT           PRO FORMA                       ON CIT'S
       INCOME STATEMENT CATEGORY          PRESENTATION(1)   RECLASSIFICATIONS      NOTE      REPORTING BASIS
       -------------------------          ---------------   -----------------   ----------   ---------------
                                                            (IN MILLIONS OF U.S. DOLLARS)
Finance income..........................           --           $1,031.3           (f)          $1,031.3
Interest expense........................           --              407.5           (f)             407.5
Net finance and rental income...........      $(206.9)            (206.9)       Sum of (f)            --
                                              -------           --------                        --------
  Net finance income....................        206.9              416.9                           623.8
Securitization gains....................         84.2              (84.2)          (i)                --
Syndication fees........................         69.9              (69.9)          (i)                --
Fees and other income...................        166.8               38.2           (f)             268.2
                                                                   154.1        Sum of (i)
                                                                   (90.9)       Sum of (k)
Gain on sale of automobile fleet leasing
  businesses............................           --               34.3           (k)              34.3
Gain on extinguishment of derivative
  financial instruments.................           --               56.6           (k)              56.6
                                              -------           --------                        --------
  Operating revenues....................        527.8              455.1                           982.9
                                              -------           --------                        --------
Salaries and general operating
  expenses..............................           --               13.1           (h)             389.2
                                                                   376.1        Sum of (g)
Provision for credit losses.............           --               58.4           (f)              58.4
Depreciation on operating lease
  equipment.............................           --              396.7           (f)             396.7
Goodwill amortization...................           --               23.2           (h)              23.2
Operating and administrative............        193.9             (193.9)          (g)                --
Salaries and wages......................        182.2             (182.2)          (g)                --
Goodwill amortization, depreciation and
  other expenses........................         36.3              (36.3)       Sum of (h)            --
                                              -------           --------                        --------
  Operating expenses....................        412.4           $  455.1                           867.5
                                              -------           --------                        --------
  Income before provision for income
     taxes..............................        115.4                 --                           115.4
Provision for income taxes..............         46.1                 --                            46.1
                                              -------           --------                        --------
  Net income............................      $  69.3                 --                        $   69.3
                                              =======           ========                        ========

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                         FOR THE YEAR ENDED DECEMBER 31, 1998
                                           -----------------------------------------------------------------
                                                                                                NEWCOURT
                                                                    PRO                         PRESENTED
                                              NEWCOURT             FORMA                        ON CIT'S
        INCOME STATEMENT CATEGORY          PRESENTATION(1)   RECLASSIFICATIONS      NOTE     REPORTING BASIS
        -------------------------          ---------------   -----------------   ----------  ---------------
                                                             (IN MILLIONS OF U.S. DOLLARS)
Finance income...........................          --            $1,888.4           (f)         $1,888.4
Interest expense.........................          --               657.9           (f)            657.9
Net finance and rental income............      $549.2              (549.2)       Sum of (f)
                                               ------            --------                       --------
  Net finance income.....................       549.2               681.3                        1,230.5
Gain on sale of finance assets...........       287.5              (287.5)          (j)               --
Fees and other income....................       155.3               287.5           (j)            548.7
                                                                    105.9           (f)
                                               ------            --------                       --------
  Operating revenues.....................       992.0               787.2                        1,779.2
                                               ------            --------                       --------
Salaries and general operating
  expenses...............................          --                34.5           (h)            698.3
                                                                    663.8        Sum of (g)
Provision for credit losses..............          --               100.5           (f)            100.5
Depreciation on operating lease
  equipment..............................          --               686.7           (f)            686.7
Goodwill amortization....................          --                44.4           (h)             44.4
Operating and administrative.............       365.2              (365.2)          (g)               --
Salaries and wages.......................       298.6              (298.6)          (g)               --
Goodwill amortization, depreciation and
  other expenses.........................        78.9               (78.9)       Sum of (h)           --
                                               ------            --------                       --------
  Operating expenses.....................       742.7            $  787.2                        1,529.9
                                               ------            --------                       --------
  Income before provision for income
     taxes...............................       249.3                  --                          249.3
Provision for income taxes...............        91.5                  --                           91.5
                                               ------            --------                       --------
  Net income.............................      $157.8                  --                       $  157.8
                                               ======            ========                       ========

---------------
(a) Finance assets held for investment has been reclassified to the line items Commercial loans, Lease receivables, Reserve for credit losses and Other assets (relating to interests in securitized receivables).

(b) Rental receivables, net, has been reclassified to the line item Lease receivables.

(c) Investment in affiliated companies, Accounts receivable, prepaids and other, and Property and equipment, net have been reclassified to the line item Other assets.

(d) Future income tax asset has been reclassified to the line item Deferred federal income taxes.

(e) Debt has been reclassified to the line items Commercial paper, Variable rate senior notes and Fixed rate senior notes.

(f) Net finance and rental income has been reclassified to the line items Finance income, Interest expense, Fees and other income, Provision for credit losses, and Depreciation on operating lease equipment.

(g) Operating and administrative and Salaries and wages have been reclassified to the line item Salaries and general operating expenses.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)
              AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1998

(h) Goodwill amortization, depreciation and other expenses have been reclassified to the line items Salaries and general operating expenses (relating to depreciation on property and equipment and the amortization of other intangibles) and Goodwill amortization.

(i) Securitization gains and Syndication fees have been reclassified to the line item Fees and other income.

(j) Gain on sale of finance assets has been reclassified to Fees and other income.

(k) Fees and other income has been reclassified to the line items Gain on sale of automobile fleet leasing businesses and Gain on extinguishment of derivative financial instruments.

(1) The unaudited consolidated financial statements of Newcourt as of and for the six months ended June 30, 1999 and the audited consolidated statement of income for the year ended December 31, 1998 were prepared in accordance with Canadian GAAP. Financial statements for Newcourt prior to January 1, 1999 were reported in Canadian dollars. On January 1, 1999, Newcourt changed its reporting currency to U.S. dollars. The primary differences between Canadian and U.S. GAAP, as they relate to Newcourt's financial statements, are the accounting treatment of securitizations and restructuring charges. For the purposes of these unaudited pro forma condensed consolidated financial statements (presented in U.S. dollars as described in Note 1(b)), adjustments have been made to the balance sheet and income statements of Newcourt as of and for the six months ended June 30, 1999 and for the year ended December 31, 1998 to conform them to U.S. GAAP. The 1998 adjustments are presented in Note 21 to the audited consolidated financial statements included in Newcourt's Form 6-K for the year ended December 31, 1998. The adjustments for the six months ended June 30, 1999 have been provided by Newcourt management. The adjustments are summarized in the following table.

                                               FOR THE SIX MONTHS          FOR THE YEAR
INCOME STATEMENTS                              ENDED JUNE 30, 1999    ENDED DECEMBER 31, 1998
-----------------                              -------------------    -----------------------
                                                       (IN MILLIONS OF U.S. DOLLARS)
Net income as reported under Canadian GAAP...        $ 97.7                   $198.2
Differences in accounting for securitization
  transactions (net of income taxes of $1.1
  for the six months ended June 30, 1999 and
  $7.1 for the year ended December 31,
  1998)......................................          (4.0)                    (9.8)
Differences in accounting for Restructuring
  Charge (net of income taxes of $11.3 for
  the six months ended June 30, 1999 and
  $19.5 for the year ended December 31,
  1998)......................................         (14.8)                   (25.6)
Other (net of income taxes of $6.7 for the
  six months ended June 30, 1999 and $1.6 for
  the year ended December 31, 1998)..........          (9.6)                    (5.0)
                                                     ------                   ------
Net income, as reported under U.S. GAAP......        $ 69.3                   $157.8
                                                     ======                   ======

At June 30, 1999 the cumulative effect of the difference between Canadian and U.S. GAAP resulted in a decrease in Retained earnings of $42.0 million, which was recorded as a decrease of $76.3 million to Accounts receivable, prepaids and other and an increase to the Future income tax asset of $34.3 million.

                            DESCRIPTION OF THE NOTES

You should read the following description of the particular terms of the 7.125% notes and the floating rate notes in conjunction with the statements under "Description of Debt Securities" in the prospectus dated September 23, 1999. If this summary differs in any way from the "Description of Debt Securities" in the prospectus, you should rely on this summary.

GENERAL

Our notes will be senior indebtedness issued under an indenture, dated as of September 24, 1998 (the "Indenture") between CIT and The Bank of New York, as trustee (the "Trustee"), and constitute a separate series of Debt Securities under the Indenture. See "Description of Debt Securities" in the prospectus. We will issue our notes in fully registered form and in denominations of $1,000 and integral multiples thereof. Interest on the notes will accrue from October 6, 1999.

We will pay interest to the persons in whose names our notes are registered at the close of business on the fifteenth day preceding the respective interest payment date, at the respective annual rates set forth in this prospectus supplement.

The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, New York, New York (the "Depositary"), or its nominee, as described below. As discussed below, payment of principal of, and interest on, notes represented by a permanent global note or notes registered in the name of or held by the Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global note or notes. See "Global Clearance and Settlement Procedures."

FIXED RATE INTEREST

The 7.125% notes will bear interest at the rate of 7.125% per annum. We will pay interest on the 7.125% notes at maturity, upon earlier tax redemption, if applicable, and semi-annually in arrears on the 15th day of each April and October of each year beginning April 15, 2000.

We will compute interest on the 7.125% notes on the basis of a 360-day year of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be.

FLOATING RATE INTEREST

The floating rate notes will bear interest at a floating rate calculated with reference to LIBOR at a per annum interest rate in effect for each day equal to LIBOR plus 35 basis points (0.35%). We will pay interest on the floating rate notes at maturity, upon earlier tax redemption, if applicable, and quarterly in arrears on the 6th day of each January, April, July, and October of each year beginning January 6, 2000. We will compute the interest on the basis of the actual number of days during the relevant interest period and a 360-day year.

We will compute interest on the floating rate notes on a daily basis from and including the last interest payment date to which interest has been paid (or from and including the date of issue if no interest has been paid with respect to the floating rate notes) to, but excluding, the applicable interest payment date, or maturity date, as the case may be.

If any interest payment date for the floating rate notes (other than the maturity date or the date of a tax redemption) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date which is a business day, except if that business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If the maturity date (or the date of a tax redemption) of the floating rate notes falls on a day which is not a business day, then we will make the required payment of principal, premium, if any, and/or interest on the following day which is a business day as if it were made on the date the payment was due. Interest will not accrue as a result of this delayed payment.

As calculation agent, we will reset the rate of interest on the floating rate notes quarterly on the

6th day of January, April, July, and October. The initial interest rate for the floating rate notes will be set on October 6, 1999, the first interest reset date. If any of the interest reset dates for the floating rate notes is not a business day, the interest reset date will be postponed to the next succeeding business day, except that if that day is in the next succeeding calendar month, in which case the interest reset date will be the immediately preceding business day. The interest rate applicable to the floating rate notes will remain in effect during each interest period, which will be the period from and including the interest reset date to but excluding the next interest reset date or until the maturity date, as the case may be.

We will determine the interest rate applicable to the floating rate notes on the interest determination date, which is the second London Business Day prior to the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

As calculation agent, we will determine LIBOR according to the following provisions:

LIBOR will be the rate for three-month deposits in U.S. dollars commencing on the second London Business Day immediately following the interest determination date that appears on Bridge Telerate, Inc. (or any successor service) on Telerate Page 3750, for the purpose of displaying the London interbank offered rates of major banks as of 11:00 A.M., London time, on that interest determination date.

If the applicable LIBOR rate does not appear on Telerate Page 3750, or if Telerate Page 3750 is unavailable, then, as the calculation agent, we will determine LIBOR as follows:

- We will select the principal London offices of four major banks in the London interbank market. We will request each bank to provide its offered quotation for deposits in U.S. dollars for a three-month maturity, commencing on the second London Business Day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the interest determination date. These quotes will be for deposits of at least $1 million and in a principal amount that is representative for a single transaction in U.S. dollars in the market at that time.

- If at least two of these banks provide a quotation, we will compute LIBOR as the arithmetic mean of the quotations.

- If fewer than two of these banks provide a quotation, we will request from three major banks in the City of New York at approximately 11:00 a.m., New York City time, on the interest determination date, quotations for three-month loans in U.S. dollars to leading European banks, commencing on the second London Business Day immediately following the interest determination date. These quotes will be for loans of at least $1 million and in a principal amount that is representative for a single transaction in the market at that time. We will compute LIBOR as the arithmetic mean of the quotations provided.

- If none of these banks provides a quotation as mentioned, the rate of interest will be the interest rate then in effect.

The interest rate payable on the floating rate notes will not be higher than the maximum rate permitted by New York law as that law may be modified by United States law of general application.

So long as the floating rate notes are listed on the Luxembourg Stock Exchange, we will communicate to that exchange no later than the first day of the relevant interest period and publish in accordance with "Notices" below the interest period, the floating rate interest payment date, the floating interest rate, and the amount of interest to be paid on the floating rate notes for each interest period. Our calculations will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate notes.

So long as floating rate notes are outstanding, there will at all times be a calculation agent. We will appoint a bank, trust company, investment banking firm or other financial institution to act as the calculation agent in the event that

- any acting calculation agent is unable or unwilling to act,

- any acting calculation agent fails duly to establish the floating interest rate, or

- we propose to remove the calculation agent.

REDEMPTION

Other than as discussed below under "Redemption Upon a Tax Event," the notes are not redeemable prior to maturity and will not be entitled to any sinking fund. We will redeem the notes at maturity at par.

INFORMATION CONCERNING THE TRUSTEE

From time to time, we may borrow from the Trustee. We and certain of our subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee.

BOOK-ENTRY, DELIVERY AND FORM

GLOBAL NOTES. The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the Depositary's nominee. We do not expect to issue notes in definitive form. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or Cedelbank S.A. ("Cedel") or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") (in Europe), if they are participants of those systems, or indirectly through organizations which are participants in those systems. Cedel and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel's and Euroclear's names on the books of their respective depositaries, which in turn will hold the interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedel and The Chase Manhattan Bank will act as depositary for Euroclear (in those capacities, the "U.S. Depositaries"). Beneficial interests in the global notes will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

So long as the Depositary or its nominee is the registered owner of the global notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of our notes represented by the global notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the Indenture.

TRANSFERS AND NOTICES. If you are not a direct participant or an indirect participant in the Depositary and you wish to purchase, sell, or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. The SEC has on file a set of the rules applicable to the Depositary and its direct participants.

Purchases of notes under the Depositary's system must be made by or through direct or indirect participants, which will receive a credit for the notes on the Depositary's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which these beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all notes deposited with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of notes with the Depositary and their registration in the name of Cede & Co. does not change the beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the notes. The Depositary's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

The Depositary and the direct and indirect participants will send notices and communications to direct and indirect participants and beneficial owners, as the case may be, in accordance with the arrangements governing their relationships, subject to any statutory or regulatory requirements as may be in effect from time to time.

PRINCIPAL AND INTEREST PAYMENTS. Principal and interest payments on notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the global notes. None of CIT, the Trustee, any paying agent, or registrar for our notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising, or reviewing any records relating to those beneficial interests.

We expect that the Depositary or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The participants are responsible for the standing instructions and customary practices governing beneficial interests.

ISSUANCE OF DEFINITIVE NOTES. We may issue notes in definitive form in exchange for the global notes if:

- the Depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor Depositary within 90 days, we will issue notes in definitive form;

- we at any time and in our sole discretion determine not to have our notes represented by the global notes; or

- an event of default under the applicable Indenture shall have occurred and be continuing, as described in the prospectus, and we, the applicable Trustee, or the applicable Registrar and Paying Agent notify the Depositary that the global note shall be exchangeable for definitive notes in registered form.

In any of these instances, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of notes represented by the global notes equal in principal amount to its beneficial interest and to have those notes registered in its name. Notes issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless we otherwise specify. You may transfer our definitive notes by presenting them for registration to the Registrar at its New York offices or to the Luxembourg transfer agent, which will be Banque Nationale de Paris Luxembourg S.A. ("Luxembourg Transfer Agent"), at its office. Notes presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

If we issue definitive notes,

- principal of and interest on our notes will be payable in the manner described below,

- the transfer of our notes will be registrable, and

- our notes will be exchangeable for notes bearing identical terms and provisions.

If we issue definitive notes, we will do so at the office of The Bank of New York, the Paying Agent, including any successor paying agent and registrar for our notes, currently located at 101 Barclay Street, 21st Floor, New York, New York 10286 and at the office of Banque Nationale de Paris Luxembourg S.A. as the Luxembourg paying agent (the "Luxembourg Paying Agent"), currently located at 24 Boulevard Royal, L-2952, Luxembourg. We will maintain a Luxembourg Transfer Agent and a Luxembourg Paying Agent as long as the notes are listed on the Luxembourg Stock Exchange.

We may pay interest on definitive notes, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the record date corresponding to the relevant interest payment date.

Notwithstanding the foregoing, the Depositary, as holder of our notes, or a holder of more than $1 million in aggregate principal amount of notes in definitive form, may require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions. The Paying Agent must receive these instructions not less than ten days prior to the applicable interest payment date.

The Paying Agent or the Luxembourg Paying Agent, as the case may be, will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a note at the office of the Paying Agent or the Luxembourg Paying Agent.

THE DEPOSITORY TRUST COMPANY. The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The Depositary has also advised us that its management is aware that some computer applications, systems, and the like for processing data that depend on calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as they relate to the timely payment of distributions, including principal and interest payments, to securityholders, book-entry deliveries, and settlement of trades within the Depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

The Depositary's ability to perform properly its services also depends upon other parties, including but not limited to issuers, issuers' agents, third-party vendors from whom the Depositary licenses software and hardware, and third-party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third-party vendors from whom the Depositary acquires services to impress upon them the importance of their services being Year 2000 compliant; and to determine the extent of their efforts for Year 2000 remediation, and, as appropriate, testing, of their services. In addition, the Depositary is in the process of developing contingency plans it deems appropriate.

The Depositary has advised us that the above information with respect to the Depositary's Year 2000 efforts has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

We believe that the sources from which the information in this section concerning the Depositary and the Depositary's system has been ob-tained are reliable, but we take no responsibility for the accuracy of the information.

CEDEL. Cedel advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedel holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedel provides to Cedel Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Cedel interfaces with domestic markets in several countries. As a professional depositary, Cedel is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the Underwriters. Indirect access to Cedel is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Cedel will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel.

EUROCLEAR. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to each series of notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear. In the event definitive notes are issued, CIT will appoint a paying agent and transfer agent in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between participants in the Depositary will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets the settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Cedel or Euroclear as a result of a transaction with a participant in the Depositary will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits or any transactions in notes settled during this processing will be reported to the relevant Euroclear or Cedel Participants on that following business day. Cash received in Cedel or Euroclear as a result of sales of notes by or through a Cedel Participant or a Euroclear Participant to a participant in the Depositary will be received with value on the Depositary settlement date but will be available in the relevant Cedel or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Cedel, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depositary, Cedel, and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

PAYMENT OF ADDITIONAL AMOUNTS

Subject to the exceptions and limitations set forth below, we will pay as additional interest on our notes additional amounts so that the net payment of the principal of and interest on our notes to a person that is not a United States Holder, after deduction for any present or future tax, assessment, or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no withholding or deduction been required.

Our obligation to pay additional amounts shall not apply:

          (1) to a tax, assessment, or governmental charge that is imposed or withheld solely because the holder, or a fiduciary, settlor, beneficiary, member, or shareholder of the holder if the holder is an estate, trust, partnership, or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder:

               (a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

               (b) has a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

               (c) is or has been a foreign or domestic personal holding company, a passive foreign investment company, or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or

               (d) is or was a "10-percent shareholder" of CIT as defined in section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision;

          (2) to any holder that is not the sole beneficial owner of our notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had the beneficial owner, beneficiary, settlor, or member received directly its beneficial or distributive share of the payment;

          (3) to a tax, assessment, or governmental charge that is imposed or withheld solely because the holder or any other person failed to comply with certification, identification, or information reporting requirements concerning the nationality, residence, identity, or connection with the United States of the holder or beneficial owner of our notes, if, without regard to any tax treaty, compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from any tax, assessment, or other governmental charge;

          (4) to a tax, assessment, or governmental charge that is imposed other than by withholding by CIT or a paying agent from the payment;

          (5) to a tax, assessment, or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to an estate, inheritance, gift, sales, excise, transfer, wealth, or personal property tax or a similar tax, assessment, or governmental charge;

          (7) to any tax, assessment, or other governmental charge any paying agent must withhold from any payment of principal of or interest on any note, if the payment can be made without that withholding by any other paying agent; or

          (8) in the case of any combination of the above items.

Our notes are subject in all cases to any tax, fiscal, or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "-- Redemption Upon a Tax Event," we do not have to make any payment with respect to any tax, assessment, or governmental charge imposed by any government or a political subdivision or taxing authority.

REDEMPTION UPON A TAX EVENT

If:

- we become or will become obligated to pay additional amounts as described under the heading "-- Payment of Additional Amounts" as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of those laws, regulations, or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or

- a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay additional amounts then we may, at our option, redeem as a whole, but not in part, our notes on any interest payment date on not less than 30 nor more than 60 calendar days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under our notes.

A redemption under the second bullet point above may not be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading "-- Payment of Additional Amounts" and we shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on that opinion we are entitled to redeem our notes pursuant to their terms.

NOTICES

Notices to holders of the notes will be published in authorized newspapers in the City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in the City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in a daily published newspaper, expected to be the Luxemburger Wort. Any published notice shall be deemed to have been given on the date of its publication or, if published more than once, on the date of the first publication.

                   MATERIAL UNITED STATES TAX CONSIDERATIONS

Our counsel, Schulte Roth & Zabel LLP, has prepared the following summary which describes the material United States federal income tax consequences of the ownership and disposition of notes to initial holders of the notes purchasing the notes at the public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Code, administrative pronouncements, judicial decisions, and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding notes as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction, or other integrated transaction, traders in securities that elect to mark to market, or holders liable for alternative minimum tax. Persons considering the purchase of the notes should consult their tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdictions, to their particular situations.

As used herein, a "United States Holder" of a note means a beneficial owner that is for United States federal income tax purposes:

- a citizen or resident of the United States,

- a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

- an estate the income of which is subject to United States federal income taxation regardless of its source, or

- a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

As used herein, the term "United States Alien Holder" means a beneficial owner of a note that is, for United States federal income tax purposes,

- a nonresident alien individual,

- a foreign corporation,

- a nonresident alien fiduciary of a foreign estate or trust, or

- a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation, or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

PAYMENTS OF INTEREST. Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT. Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement of the note and the holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally equal the cost of the note to the holder. The amount realized excludes any amounts attributable to interest accrued between interest payment dates which will be includible in income as interest in accordance with the United States Holder's method of accounting if not previously included in income. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, or retirement the note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

          (a) payments of principal, interest and premium on the notes by CIT or our paying agent to any United States Alien Holder will be exempt from the 30% United States federal withholding tax, provided that:

     - the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote;

     - the holder is not a controlled foreign corporation related, directly or indirectly, to CIT through stock ownership; and

     - the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

          (b) a United States Alien Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange, or retirement of the note, unless:

     - the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

     - the gain is effectively connected with the holder's conduct of a trade or business in the United States; and

          (c) a note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote and, at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service ("IRS") Form W-8, Form W-8BEN, or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files IRS Form W-8, Form W-8BEN, or other successor form with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8, Form W-8BEN, or other successor form from the holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, under current law, the IRS Form W-8 may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the IRS, for interest and disposition proceeds paid with respect to a note after December 31, 2000, the foreign partnership will generally be required (and may be permitted earlier), in addition to providing an intermediary IRS Form W-8IMY or other successor form, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

If a United States Alien Holder of a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange, or other disposition) is effectively connected with the conduct of its trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on its effectively connected income, generally in the same manner as if it were a United States Holder. See "Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, a holder will be required to provide to the withholding agent a properly executed IRS Form 4224, Form W-8ECI, or other successor form to claim an exemption from withholding tax. In addition, if a United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium, and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a 31% backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

Information reporting and backup withholding will not apply to payments made on a note if the certifications required by Sections 871(h) and 881(c) as described above are received, provided that CIT or our paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury regulations, payments on the sale, exchange, or other disposition of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Treasury regulations recently issued by the IRS, which are generally effective for payments after December 31, 2000, make certain modifications to the certification procedures applicable to a United States Alien Holder. United States Alien Holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated September 29, 1999 (the "Underwriting Agreement"), among CIT, Chase Securities Inc., Salomon Smith Barney Inc., and Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Warburg Dillon Read LLC, Banc of America Securities LLC, Banc One Capital Markets, Inc., BNY Capital Markets, Inc., First Union Capital Markets Corp., and J.P. Morgan Securities Inc. (collectively, the "Underwriters"), we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below. See "Plan of Distribution" in the prospectus.

                                                              PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                                                                 OF 7.125%        OF FLOATING RATE
UNDERWRITER                                                        NOTES               NOTES
-----------                                                   ----------------    ----------------
Chase Securities Inc........................................   $  400,000,000       $200,000,000
Salomon Smith Barney Inc....................................      400,000,000        200,000,000
Credit Suisse First Boston Corporation......................       30,000,000         15,000,000
Lehman Brothers Inc. .......................................       30,000,000         15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       30,000,000         15,000,000
Morgan Stanley & Co. Incorporated...........................       30,000,000         15,000,000
Warburg Dillon Read LLC.....................................       30,000,000         15,000,000
Banc of America Securities LLC..............................       10,000,000          5,000,000
Banc One Capital Markets, Inc...............................       10,000,000          5,000,000
BNY Capital Markets, Inc....................................       10,000,000          5,000,000
First Union Capital Markets Corp............................       10,000,000          5,000,000
J.P. Morgan Securities Inc..................................       10,000,000          5,000,000
                                                               --------------       ------------
Total.......................................................   $1,000,000,000       $500,000,000
                                                               ==============       ============

We have been advised by the Underwriters that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in excess of 0.200% of the principal amount of the 7.125% notes and 0.150% of the principal amount of the floating rate notes. The Underwriters may allow, and these dealers may reallow, a concession to certain other dealers not in excess of 0.150% of the principal amount of the 7.125% notes and 0.100% of the principal amount of the floating rate notes. After the initial public offering, the public offering price and these concessions may be changed from time to time.

Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the notes may not be liquid.

The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the notes if any are purchased.

In connection with this offering, some of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of

Regulation M, pursuant to which those Underwriters and affiliates may bid for or purchase notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

We expect that delivery of the notes will be made against payment therefor on or about October 6, 1999, which is the fifth business day following the date hereof (this settlement cycle being herein referred to as "T+5"). You should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the next succeeding business day may be affected by the T+5 settlement.

Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and other financial services to CIT and its subsidiaries.

The Underwriting Agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

                             OFFERING RESTRICTIONS

The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the Underwriters has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best of the Underwriters' knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the Underwriting Agreement.

You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the notes. These taxes and charges are in addition to the issue price set forth on the cover page.

UNITED KINGDOM

Each Underwriter has represented and agreed that it and each of its affiliates:

- has not offered or sold and, prior to the expiry of the period of six months from the time to closing, will not offer or sell any of the notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

- has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

- has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom those documents may otherwise lawfully be issued or passed on.

GERMANY

No selling prospectus (Verkaufsprospekt) has been or will be published in respect of the notes and each Underwriter will be required to comply with the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended.

THE NETHERLANDS

The notes are being issued under the Euro-securities exemption pursuant to
Article 6 of the Exemption Regulation (Vrijstellinsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, of The Netherlands' Securities Market Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter has represented and agreed that it has not publicly promoted and will not publicly promote the offer or sale of the notes by conducting a generalized advertising or cold-calling campaign within or outside The Netherlands.

THE REPUBLIC OF FRANCE

The notes are being issued outside the Republic of France and each Underwriter has represented and agreed that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any of the notes to the public in the Republic of France and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the notes.

JAPAN

The notes have not been and will not be registered under the Securities and Exchange Law of Japan and each of the Underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

HONG KONG

Each of the Underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, the notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

                                 LEGAL OPINIONS

The validity of the notes will be passed on for us by Schulte Roth & Zabel LLP, New York, New York and for the Underwriters by Simpson Thacher & Bartlett, New York, New York. Paul N. Roth, a founding partner of Schulte Roth & Zabel LLP, is one of our directors.

                              GENERAL INFORMATION

We have applied to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, we have deposited the Certificate of Incorporation and the By-laws of CIT and a legal notice relating to the issuance of the notes prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where you may obtain copies of these documents upon request. So long as any of the notes are outstanding, we will make available, at the main office of Banque Nationale de Paris Luxembourg S.A. in Luxembourg, copies of these documents, this prospectus supplement, the prospectus, the Indenture, and our current annual and quarterly reports, as well as all future annual reports and quarterly reports. Banque Nationale de Paris Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and CIT and the holders of the notes. In addition, you may obtain free copies of the annual reports and quarterly reports of CIT at this office.

Other than as disclosed or contemplated in this prospectus supplement or in the documents incorporated in this prospectus supplement by reference, there has been no material adverse change in the financial position of CIT since June 30, 1999.

Neither CIT nor any of its subsidiaries is involved in, or aware of any pending or threatened, litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issuance of the notes.

CIT's board of directors adopted resolutions relating to the issuance and sale of the notes on September 8, 1999.

The notes, the Indenture, and the Underwriting Agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus supplement:

          1. Our Annual Report on Form 10-K for the year ended December 31,
     1998;

          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

          3. Our Current Reports on Form 8-K dated January 28, 1999, February 22, 1999, March 8, 1999, March 22, 1999, April 27, 1999, May 10, 1999, May
     17, 1999, June 14, 1999, July 30, 1999, August 5, 1999, August 18, 1999,
     and September 22, 1999.
Until we have sold all of the debt securities which we are offering for sale under this prospectus supplement and the prospectus, we will also incorporate by reference all documents which we may file in the future pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.

We intend to use the net proceeds from the sale of the notes to provide additional working funds for us and our subsidiaries. Initially, we will use the proceeds to reduce short-term borrowings (currently represented by commercial paper). Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts which we may use in connection with our business or which we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

The notes have been accepted for clearance through Euroclear and Cedel. The notes have been assigned the following identification numbers:

                                     EUROCLEAR AND CEDEL       INTERNATIONAL SECURITY
                                       COMMON CODE NO.      IDENTIFICATION NUMBER (ISIN)       CUSIP
                                     -------------------    ----------------------------    -----------
7.125% notes.......................       010278040                 US125577AD86            125577 AD 8
Floating rate notes................       010282934                 US125577AE69            125577 AE 6

PROSPECTUS

                              THE CIT GROUP, INC.

                                DEBT SECURITIES

We may issue up to an aggregate of $16,613,000,000 of debt securities in one or more series with the same or different terms.

When we offer specific debt securities, we will disclose the terms of those debt securities in a prospectus supplement that accompanies this prospectus. The prospectus supplement may also add, update and modify information contained or incorporated in this prospectus. BEFORE YOU MAKE YOUR INVESTMENT DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DESCRIBING THE SPECIFIC TERMS OF ANY OFFERING, TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION."

These debt securities may be either senior or senior subordinated in priority of payment and will be direct unsecured obligations.

The terms of any debt securities offered to the public will depend on market conditions at the time of sale. We reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the debt securities that we offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 23, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed with the SEC a Registration Statement on Form S-3 to register the debt securities being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the debt securities offered in this prospectus, you should refer to the registration statement and its exhibits.

The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

          1.  Our Annual Report on Form 10-K for the year ended December 31,
     1998;

          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

          3. Our Current Reports on Form 8-K dated January 28, 1999, February 22, 1999, March 8, 1999, March 22, 1999, April 27, 1999, May 10, 1999, May
     17, 1999, June 14, 1999, July 30, 1999, August 5, 1999, August 18, 1999,
     and September 22, 1999.

Until we have sold all of the debt securities which we are offering for sale under this prospectus, we will also incorporate by reference all documents which we may file in the future pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.

We will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Jeffrey Simon, Senior Vice President-Investor Relations, The CIT Group, Inc., 1211 Avenue of the Americas, New York, New York 10036, telephone
(212) 536-1390.

                              THE CIT GROUP, INC.

CIT is a leading diversified finance organization. We offer secured commercial and consumer financing primarily in the United States to smaller, middle-market, and larger businesses and to individuals through a nationwide distribution network. We commenced operations in 1908 and have developed a broad array of "franchise" businesses that focus on specific industries, asset types and markets, which are balanced by client, industry, and geographic diversification. Our principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and our telephone number is (212) 536-1390.

The Dai-Ichi Kangyo Bank, Limited holds approximately 43.9% of the voting power and economic interest of our outstanding common stock.

Our business focus is commercial and consumer finance. We offer a broad array of products to our customers, including loans and leases. We operate through three business segments:

- Equipment Financing and Leasing

- Commercial Finance

- Consumer

Each segment conducts its operations through strategic business units which market its products and services to satisfy the financing needs of specific customers, industries, and markets.

COMMERCIAL SEGMENTS

Our commercial operations provide a wide range of financing and leasing products to small, midsize, and larger companies across a wide variety of industries, including aerospace, retailing, construction, rail, machine tool, business aircraft, apparel, textiles, electronics and technology, chemicals, manufacturing, and transportation. The secured lending, leasing, and factoring products of our commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factor-ing, debtor-in-possession and turnaround financing, and acquisition and expansion financing.

EQUIPMENT FINANCING AND LEASING

We conduct our Equipment Financing and Leasing operations through two strategic business units:

- The CIT Group/Equipment Financing offers secured equipment financing and leasing and focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries, and direct calling efforts primarily with the construction, transportation, and machine tool industries.

- The CIT Group/Capital Finance offers secured equipment financing and leasing and focuses on the direct marketing of customized transactions, particularly operating leases, relating primarily to commercial aircraft and rail equipment.

Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including purchases of new equipment, maintenance and repairs, residual value estimation, and remarketing via releasing or sale. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to evaluate effectively residual value risk. For example, Capital Finance can repossess commercial aircraft, if necessary, obtain any required maintenance and repairs for repossessed aircraft, and recertify repossessed aircraft with appropriate authorities. We manage the equipment, residual value, and the risk of equipment remaining idle for extended periods of time or in amounts that could materially impact profitability by locating alternative equipment users or purchasers.

  Equipment Financing

Equipment Financing is the largest of our strategic business units with total financing and leasing assets of $9.6 billion at June 30, 1999, representing 38.0% of our total financing and leasing assets.

Equipment Financing offers secured equipment financing and leasing products, including direct secured loans, leases, revolving lines of credit, operating leases, sale and leaseback arrangements, vendor financing, and specialized wholesale and retail financing for distributors and manufacturers.

Equipment Financing is a leading nationwide asset-based equipment lender. At June 30, 1999, its portfolio included significant outstandings to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation. The Equipment Financing portfolio at June 30, 1999 included many different types of equipment, including construction, transportation, manufacturing equipment and business aircraft.

Equipment Financing originates business through direct calling on customers and through relationships with manufacturers, dealers/distributors, and intermediaries which have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

  Capital Finance

Capital Finance had financing and leasing assets of $4.6 billion at June 30, 1999, which represented 18.0% of our total financing and leasing assets. Capital Finance specializes in customized leasing and secured financing, including operating leases, single investor leases, equity portions of leveraged leases, sale and leaseback arrangements, as well as loans secured by equipment relating primarily to end-users of commercial aircraft and railcars. Typical Capital Finance customers are middle-market to larger-sized companies.

Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines. Capital Finance has developed strong relationships with most major airlines and all major aircraft and aircraft engine manufacturers. This provides Capital Finance with access to technical information, which supports customer service and provides opportunities to finance new business.

Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring, and customer needs. To strengthen its position in the rail financing market, Capital Finance:

- formed a dedicated rail equipment group in 1994;

- currently maintains relationships with several leading railcar manufacturers; and

- has a significant direct calling effort on all railroads and rail shipping in the United States.

The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The Capital Finance operating lease fleet includes primarily:

- covered hopper cars used to ship grain and agricultural products, plastic pellets and cement;

- gondola cars for coal, steel coil and mill service;

- open hopper cars for coal and aggregates;

- center beam flat cars for lumber; and

- boxcars for paper and auto parts.

Capital Finance also has a fleet of locomotives on lease to U.S. railroads.

Capital Finance generates new business through:

- direct calling efforts with equipment end-users and borrowers, including major airlines, railroads, and shippers;

- relationships with aerospace, railcar, and other manufacturers; and

- intermediaries and other referral sources.

COMMERCIAL FINANCE

At June 30, 1999, the financing and leasing assets of our Commercial Finance segment totaled $6.0 billion, representing 23.7% of total financing and leasing assets. We conduct our Commercial Finance operations through three strategic business units, all of which focus on accounts receivable and inventories as the primary source of security for their lending transactions.

- The CIT Group/Business Credit, which provides secured financing primarily to middle-market to larger-sized borrowers.

- The CIT Group/Credit Finance, which provides secured financing primarily to smaller-sized to middle-market borrowers.

- The CIT Group/Commercial Services, which provides secured financing as well as factoring and receivable/collection management products to companies in apparel, textile, furniture, home furnishings, and other industries.

  Business Credit

Financing and leasing assets of Business Credit totaled $1.7 billion at June 30, 1999 and represented 6.6% of our total financing and leasing assets. Business Credit offers senior revolving and term loans secured by accounts receivable, inventories, and fixed assets to middle-market and larger-sized companies. Clients use these loans primarily for growth, expansion, acquisitions, refinancings, and debtor-in-possession and turnaround financings. Business Credit sells and purchases participation interests in these loans to and from other lenders.

Through its variable interest rate, senior revolving, and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition, and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest.

Business Credit originates business through direct calling efforts and intermediary and referral sources. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income.

  Credit Finance

Financing and leasing assets of Credit Finance totaled $1.1 billion at June 30, 1999 and represented 4.3% of our total financing and leasing assets. Credit Finance offers revolving and term loans to smaller-sized and middle-market companies secured by accounts receivable, inventories, and fixed assets. These loans are used by clients for working capital, refinancings, acquisitions, leveraged buyouts, reorganizations, restructurings, turnarounds, and Chapter 11 financing and confirmation plans. Credit Finance sells participation interests in these loans to other lenders and purchases participation interests in similar loans originated by other lenders. Credit Finance borrowers are generally smaller and cover a wider range of credit quality than those of Business Credit. While both Business Credit and Credit

Finance offer financing secured by accounts receivable, inventories, and fixed assets, Credit Finance places a higher degree of reliance on collateral and is generally more focused on credit monitoring in its business.

Credit Finance originates business through the sales and regional offices as well as through intermediaries and referral relationships and through direct calling efforts. Credit Finance has developed long-term relationships with selected finance companies, banks, and other lenders and with many diversified referral sources.

COMMERCIAL SERVICES

Commercial Services had total financing and leasing assets of $3.2 billion at June 30, 1999, which represented 12.7% of our total financing and leasing assets. Commercial Services offers a full range of domestic and international customized credit protection, lending, and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing, and letter of credit programs.

Commercial Services provides financing to clients through the purchase of accounts receivables owed to clients by their customers as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers, which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring." A factoring client who sells a receivable pays a factoring fee which is commensurate with the underlying degree of credit risk and recourse. This factoring fee is generally a percentage of the factored sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on those advances (in addition to any factoring fees) and satisfying any advances from receivables collections.

Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of bad debt charge-offs, increasing sales, improving management information, and converting the high fixed cost of operating a credit and collection department into a lower and variable expense based on sales volume.

Commercial Services generates business regionally from a variety of sources, including direct calling and referrals from existing clients and other sources.

CONSUMER

Our consumer business is focused primarily on home equity lending and on retail sales financing secured by recreation vehicles, manufactured housing and recreational boats. The CIT Group/ Consumer Finance business unit offers home equity loans. The CIT Group/Sales Financing business unit offers sale financing for consumer products sold through dealers. Sales Financing also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center. Additionally, in the ordinary course of business, Consumer Finance and Sales Financing purchase loans and portfolios of loans from banks, thrifts, and other originators of consumer loans.

  Consumer Finance

The financing and leasing assets of Consumer Finance aggregated $2.4 billion at June 30, 1999 and represented 9.6% of our total financing and leasing assets. The managed assets of Consumer Finance were $2.9 billion at June 30, 1999, or 10.3% of total managed assets. Consumer Finance commenced operations in December 1992. Its products include both fixed and variable rate closed-end loans and variable rate lines of credit. Consumer Finance primarily originates, purchases, and sells loans secured by first or second liens on detached, single family residential properties. Customers borrow for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses, and, to a lesser extent, purchasing a home, among other reasons. Consumer Finance primarily originates loans through brokers, as well as on a direct marketing basis and through correspondents.

We believe that the network of Consumer Finance offices, located in most major U.S. markets, enables us to provide a competitive, extensive product offering complemented by high levels of service delivery. Through experienced lending professionals and automation, Consumer Finance provides rapid turnaround time from application to loan funding. Rapid turnaround time is critical to brokers with whom Consumer Finance has business relationships.

  Sales Financing

The financing and leasing assets of Sales Financing aggregated $2.6 billion at June 30, 1999 and represented 10.3% of our total financing and leasing assets. The managed assets of Sales Financing were $5.2 billion at June 30, 1999, or 18.4% of total managed assets. Sales Financing provides nationwide retail financing for the purchase of new and used recreation vehicles, manufactured housing, and recreational boats. Sales Financing began providing wholesale inventory financing to manufactured housing and recreational boat dealers utilizing its dealer and manufacturer relationships in 1997 and to recreation vehicle dealers in 1998. Sales Financing originates loans predominately through recreation vehicle, manufactured housing, and recreational boat dealer, manufacturer, and broker relationships.

  Servicing

The Asset Service Center centrally services and collects substantially all of our consumer finance receivables, including loans originated or purchased by Sales Financing or Consumer Finance as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by Sales Financing for a fee on a "contract" basis. At June 30, 1999, the consumer finance servicing portfolio included $0.8 billion of finance receivables serviced for third parties.

  Securitization Program

We generally fund our operations through offerings of commercial paper and medium-term and longer term notes in the capital markets. In an effort to broaden funding sources and to provide an additional source of liquidity, we established a securitization program in 1992 to access periodically the public and private asset backed securitization markets. Our securitization program currently includes consumer loans secured by recreation vehicles, recreational boats, and residential real estate. We have sold $5.2 billion of finance receivables since we began the asset backed securitization program, and the remaining pool balance at June 30, 1999 was $3.1 billion, or 10.9% of our total managed assets.

Under a typical asset backed securitization, we sell a "pool" of secured loans to a special purpose entity. The special purpose entity, in turn, issues certificates and/or notes which are collateralized by the loan pool and which entitle the holders thereof to participate in certain loan pool cash flows. We retain the servicing of the securitized loans, for which we earn a servicing fee. We also participate in certain "residual" loan pool cash flows (cash flows after payment of principal and interest to certificate and/or note holders and after losses). At the date of securitization, we estimate the "residual" cash flows to be received over the life of the securitization, record the present value of these cash flows as an interest-only receivable (a retained interest in the securitization), and recognize a gain. The interest-only receivable is then amortized through earnings over the estimated life of the related loan pool.

In estimating residual cash flows and the value of the related interest-only receivables, we make a variety of financial assumptions, including loan pool credit losses, prepayment speeds, and discount rates. These assumptions are empirically supported by both our historical experience and anticipated trends relative to the particular products securitized. After recording the interest-only receivables, we regularly review these assets to determine if the valuations are impaired. These reviews are performed on a disaggregated basis. We calculate fair values of interest-only receivables by using current and anticipated credit losses, prepayment speeds, and discount rates, which we then compare to our carrying values. Our interest-only receivables had a carrying value at June 30, 1999 of $187.5 million, which approximated fair value.

EQUITY INVESTMENTS

The CIT Group/Equity Investments, our capital investing unit, originates and participates in merger and acquisition transactions, purchases private equity and equity-related securities, and arranges transaction financing. Equity Investments also invests in emerging growth opportunities in selected industries, including the life sciences, information technology, communications, and consumer products industries. Equity Investments made its first investment in 1991 and had total investments of $91.7 million at June 30, 1999.

COMPETITION

Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers, and vendors. Insurance companies and bank holding companies have formed substantial national financial services networks that compete with us. On a local level, community banks, smaller independent finance companies, and mortgage companies are competitive forces. Some competitors have substantial local market positions. Many of our competitors are large companies that have substantial capital, technological, and marketing resources. Some of these competitors are larger than us and may have access to capital at a lower cost than we do. Also, our competitors include businesses that are not related to bank holding companies. These competitors may engage in activities such as short-term equipment rental and servicing, which are not permitted activities for us. Competition has been enhanced in recent years by a strong economy and growing marketplace liquidity. The markets for most of our products are characterized by a large number of competitors. However, with respect to some of our products, competition is more concentrated.

We compete primarily on the basis of pricing, terms, and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors, and we may lose market share to the extent we are unwilling to match competitor pricing and terms in order to maintain interest margins and/or credit standards.

Other primary competitive factors include industry experience and client service and relationships. In addition, demand for our products with respect to certain industries, such as the commercial airline industry, will be affected by demand for that industry's services and products and by industry regulations.

REGULATION

The Dai-Ichi Kangyo Bank, Limited, or "DKB," is a bank holding company within the meaning of the Bank Holding Company Act of 1956. DKB is registered as a bank holding company with the Federal Reserve. Since DKB owns approximately 43.9% of our common stock, we are subject to certain provisions of the Bank Holding Company Act and are subject to examination by the Federal Reserve. In general, the Bank Holding Company Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal Reserve has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." Our current principal business activities constitute permissible activities for a nonbank subsidiary of a bank holding company. We cannot engage in new activities or acquire securities or assets of another company unless:

- the new activity or the activity of the other company is one that the Federal Reserve has determined to be closely related to banking; and

- we have obtained the approval of the Federal Reserve to engage in that activity or to acquire the securities or assets of the other company.

To obtain the Federal Reserve's approval, we or DKB must submit an application to the Federal Reserve that provides information both about the proposed activity or acquisition and about the financial condition and operations of DKB and CIT.

In addition to the Bank Holding Company Act, Japanese banking laws and regulations also affect our permissible activities because of DKB's ownership of our common stock.

We have entered into a regulatory agreement with DKB in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws and regulations. This regulatory agreement prohibits us from engaging in any new activity or entering into any transaction for which prior approval, notice, or filing is required under these laws and regulations, unless we or DKB obtains the required approval, we or DKB gives prior notice, or we or DKB makes the required filings. This regulatory agreement also prohibits us from engaging in any activity that would cause DKB, CIT or any affiliate of DKB or CIT to violate any of these laws or regulations. If, at any time, DKB determines that any of our activities are prohibited by these laws and regulations, we are required to take all reasonable steps to cease those activities.

Two of our subsidiaries are investment companies organized under Article XII of the New York Banking Law. New York's banking laws govern the activities of these subsidiaries and state banking regulators examine these subsidiaries. New York's banking laws also require that any person or entity seeking to purchase "control" of us would be required to apply for and obtain the prior approval of the New York Superintendent of Banks. "Control" is presumed to exist if a person or entity would, directly or indirectly, own, control, or hold (with power to vote) 10% or more of our voting stock.

Our operations are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. Among other things, these laws, regulations, and decisions:

- regulate credit granting activities;

- establish maximum interest rates, finance charges, and other charges;

- regulate customers' insurance coverages;

- require disclosures to customers;

- govern secured transactions; and

- set collection, foreclosure, repossession, and claims handling procedures and other trade practices.

Our consumer finance business is subject to detailed enforcement and supervision by state authorities under legislation and regulations which generally require licensing of the lender. Licenses are renewable and may be subject to suspension or revocation for violations of laws and regulations. Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, most states have other laws, public policies, and general principles of equity relating to the protection of consumers, unfair and deceptive practices, and practices that may apply to the origination, servicing, and collection of consumer finance loans. Depending on the provision of the applicable law and the specific facts and circumstances involved, violations of these state laws, policies, and principles may limit our ability to collect all or part of the principal of or interest on consumer finance loans, may entitle the borrower to a refund of amounts previously paid, and, in addition, could subject us to damages and administrative sanctions.

Federal laws preempt state usury ceilings on first mortgage loans and state laws which restrict various types of alternative dwelling secured receivables, except in those states which have specifically opted out, in whole or in part, of federal preemption. Loans may also be subject to other federal laws, including:

- the Federal Truth-in-Lending Act and the related Federal Reserve Regulation Z, which require certain disclosures to borrowers and other parties regarding loan terms and regulate certain practices with respect to those loans;

- the Real Estate Settlement Procedures Act and the related Housing and Urban Development Regulation X, which require certain disclosures to borrowers and other parties regarding certain loan terms and regulate certain practices with respect to these loans;

- the Equal Credit Opportunity Act and the related Federal Reserve Regulation B, which prohibit discrimination in the extension of credit and administration of loans on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance, or the exercise of any right under the Consumer Credit Protection Act;

- the Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower's credit experience; and

- the Fair Housing Act, which prohibits discrimination on the basis of, among other things, familial status or handicap.

Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these federal laws may limit our ability to collect all or part of the principal of or interest on applicable loans, may entitle the borrower to rescind the loan and any mortgage, or to obtain a refund of amounts previously paid and, in addition, could subject us to damages and administrative sanctions.

This federal and state regulation is primarily for the benefit and protection of our customers and not for the benefit of investors. This regulation could limit our discretion in operating our businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted, or that interest rates we charge will not rise to state maximum levels, any of which could adversely affect our business or results of operations. The Federal Reserve has the authority to restrict our ability to engage in new activities or to acquire additional businesses or to acquire assets outside of the normal course of business.
                        SUMMARY OF FINANCIAL INFORMATION
The following is a summary of certain financial information of CIT and its subsidiaries. The data for the years ended December 31, 1998, 1997 and 1996 were obtained from CIT's audited consolidated financial statements contained in CIT's 1998 Annual Report on Form 10-K. The data for the years ended December 31, 1995 and 1994 were obtained from audited consolidated statements of CIT that are not incorporated by reference in this prospectus. The data for the six months ended June 30, 1999 and 1998 were obtained from CIT's unaudited condensed consolidated financial statements contained in CIT's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. This summary should be read in conjunction with the financial information of CIT included in the reports referred to under "Where You Can Find More Information." Results for the six month period ended June 30, 1999 are not necessarily indicative of operating results that may be expected for a full year.

                                        SIX MONTHS ENDED
                                            JUNE 30,                       YEARS ENDED DECEMBER 31,
                                        -----------------    ----------------------------------------------------
                                          1999      1998       1998       1997       1996       1995       1994
                                        --------   ------    --------   --------   --------   --------   --------
                                                              (DOLLAR AMOUNTS IN MILLIONS)
Finance income........................  $1,095.9   $970.8    $2,015.1   $1,824.7   $1,646.2   $1,529.2   $1,263.8
Interest expense......................     554.1    502.4     1,040.8      937.2      848.3      831.5      614.0
                                        --------   ------    --------   --------   --------   --------   --------
Net finance income....................     541.8    468.4       974.3      887.5      797.9      697.7      649.8
Fees and other income.................     139.5    127.1       255.4      247.8      244.1      184.7      174.4
Gain on Sale of Equity interest
  acquired in loan workout............        --       --          --       58.0         --         --         --
                                        --------   ------    --------   --------   --------   --------   --------
Operating revenue.....................     681.3    595.5     1,229.7    1,193.3    1,042.0      882.4      824.2
                                        --------   ------    --------   --------   --------   --------   --------
Salaries and employee benefits........     133.3    121.8       245.4      253.5      223.0      193.4      185.8
General operating expenses............      88.7     83.9       172.4      174.9      170.1      152.3      152.1
                                        --------   ------    --------   --------   --------   --------   --------
Salaries and general operating
  expenses............................     222.0    205.7       417.8      428.4      393.1      345.7      337.9
Provision for credit losses...........      45.7     44.4        99.4      113.7      111.4       91.9       96.9
Depreciation on operating lease
  equipment...........................     115.3     78.7       169.5      146.8      121.7       79.7       64.4
Minority interest in subsidiary trust
  holding solely debentures of the
  company.............................       9.6      9.6        19.2       16.3         --         --         --
                                        --------   ------    --------   --------   --------   --------   --------
Operating Expenses....................     392.6    338.4       705.9      705.2      626.2      517.3      499.2
                                        --------   ------    --------   --------   --------   --------   --------
Income before provision for income
  taxes...............................     288.7    257.1       523.8      488.1      415.8      365.1      325.0
Provision for income taxes............     100.5     91.7       185.0      178.0      155.7      139.8      123.9
                                        --------   ------    --------   --------   --------   --------   --------
Net income............................  $  188.2   $165.4    $  338.8   $  310.1   $  260.1   $  225.3   $  201.1
                                        ========   ======    ========   ========   ========   ========   ========

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

RATIOS OF EARNINGS TO FIXED CHARGES

                                                      SIX MONTHS
                                                        ENDED
                                                       JUNE 30,            YEARS ENDED DECEMBER 31,
                                                     ------------    ------------------------------------
                                                     1999    1998    1998    1997    1996    1995    1994
                                                     ----    ----    ----    ----    ----    ----    ----
Ratios of Earnings to Fixed Charges................  1.51x   1.50x   1.49x   1.51x   1.49x   1.44x   1.52x

We have computed the ratios of earnings to fixed charges in accordance with requirements of the SEC's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in a subsidiary trust holding solely debentures of CIT, and the portion of rentals considered to represent an appropriate interest factor.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any supplements are "forward-looking," in that they do not discuss historical fact but instead note future expectations, projections, intentions, or other items relating to the future. These forward-looking statements include those made in documents incorporated in this prospectus by reference.

Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. Many of those factors are noted in conjunction with the forward-looking statements in the text. Other important factors that could cause actual results to differ include:

- The results of our efforts to implement our business strategy. Failure to fully implement our business strategy might result in decreased market penetration, adverse effects on results of operations, and other adverse results.

- The effect of economic conditions and the performance of our borrowers. Economic conditions in general or in particular market segments could impact the ability of our borrowers to operate or expand their businesses, which might result in decreased performance or repayment of their obligations or reduced demand for additional financing needs.

- Actions of our competitors and our ability to respond to those actions. We seek to remain competitive without sacrificing prudent lending standards. Doing business under those standards becomes more difficult, however, when competitors offer financing with less stringent criteria. We seek to maintain credit quality at the risk of growth in assets, if necessary.

- The cost of our capital. That cost depends on many factors, some of which are beyond our control, such as our portfolio quality, ratings, prospects, and outlook.

- Changes in government regulations, tax rates, and similar matters. For example, government regulations could significantly increase the cost of doing business or could eliminate certain tax advantages of some of our financing products.

- Necessary technological changes, including those addressing "Year 2000" data systems issues, may be more difficult, expensive or time consuming than anticipated.

- Costs or difficulties related to integration of acquisitions.

- Other risks detailed in our other SEC reports or filings.

We do not intend to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. We cannot predict your risk in relying on forward-looking statements in light of the many factors that could affect their accuracy.

                                USE OF PROCEEDS

We intend to use the net proceeds from the sale of any debt securities to provide additional working funds for us and our subsidiaries. Initially, we will use the proceeds to reduce short-term borrowings (currently represented by commercial paper). Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts which we may use in connection with our business or which we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

Any debt securities that we issue will be issued in fully registered form. This prospectus and the prospectus supplement will describe the terms of the debt securities.

The debt securities that we issue will constitute either Superior Indebtedness or Senior Subordinated Indebtedness. From time to time, we may issue senior debt securities (the "Senior Securities") in one or more separate series of debt securities. We will issue each series of Senior Securities under separate indentures, each substantially in the form of a global indenture (each of these indentures or supplemental indentures is referred to as a "Senior Indenture" and collectively as the "Senior Indentures"). We will enter into each Senior Indenture with a banking institution organized under the laws of the United States or one of the states thereof (a "Senior Trustee").

From time to time, we may also issue senior subordinated debt securities (the "Senior Subordinated Securities") as one or more separate series of debt securities. We will issue each series of Senior Subordinated Securities under one or more separate indentures, each substantially in the form of a global indenture (each of these indentures and supplemental indentures is referred to as a "Senior Subordinated Indenture" and collectively as the "Senior Subordinated Indentures"). We will enter into each Senior Subordinated Indenture with a banking institution organized under the laws of the United States or one of the states thereof (a "Senior Subordinated Trustee").

From time to time, we may issue Senior Subordinated Securities which are intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board.

We sometimes refer to the Senior Indentures and the Senior Subordinated Indentures as the "Indentures," and the Senior Trustees and the Senior Subordinated Trustees as the "Trustees."

Our Indentures. We have filed a form of global Senior Indenture and a form of global Senior Subordinated Indenture as exhibits to the registration statement of which this prospectus is a part. You should refer to particular provisions of an Indenture for its defined terms. In order to understand our disclosure concerning the Indentures, you should refer to the detailed provisions of each Indenture.

Limitations on Indebtedness. The terms of the Senior Indentures do not limit the amount of debt securities or other unsecured Superior Indebtedness which we may issue. The terms of the Senior Indentures also do not limit the amount of subordinated debt, secured or unsecured, which we may issue. The terms of some of the Senior Subordinated Indentures may limit the amount of debt securities or other unsecured Senior Subordinated Indebtedness which we may issue or limit the amount of Junior Subordinated Indebtedness which we may issue. For a description of these limitations, see "Description of Debt Securities -- Restrictive Provisions" at page 13. At June 30, 1999, approximately $200 million of Senior Subordinated Indebtedness was issued and outstanding. At June 30, 1999, under the most restrictive provisions of the Senior Subordinated Indentures, we could issue up to approximately $2.6 billion of additional Senior Subordinated Indebtedness.

Separate Series. We may issue the debt securities in one or more separate series of Senior Securities or Senior Subordinated Securities. Debt securities in a particular series may have different maturities or different purchase prices.

Original Issue Discount. Debt securities bearing no interest or a below market interest rate when issued are known as original issue discount securities. We will offer any original issue discount securities which we issue at a discount (which may be substantial) below their stated principal amount. You should refer to the prospectus supplement for a description of federal income tax consequences and other special considerations applicable to original issue discount securities.

Particular Terms of Offered Debt Securities. You should refer to the prospectus supplement for a description of the particular terms of any debt securities that we offer for sale. The following are some of the terms of these debt securities that we will describe in the prospectus supplement:

- designation, total principal amount and authorized denominations;

- percentage of principal amount at which debt securities will be issued;

- maturity date or dates;

- interest rate or rates (which may be fixed or variable) per annum, the method of determining the interest rate or rates, and any original issue discount;

- payment dates for interest and principal and the provisions for accrual of interest;

- provisions for any sinking, purchase, or other comparable fund;

- any redemption terms;

- designation of the place where registered holders of debt securities may be paid, or may transfer or redeem debt securities;

- designation of any foreign currency (including composite currencies) in which the debt securities may be issued or paid and any terms under which a holder of debt securities may elect to be paid in a different currency than the currency of the debt securities;

- any index which may be used to determine the amounts of principal, interest, or any other payment due on the debt securities; and

- designation of the debt securities as Senior Securities or Senior Subordinated Securities.

Payment. We will make all payments due on debt securities, less any applicable withholding taxes, at the office of CIT or its agent maintained for this purpose in New York, New York. However, at our option, we may pay interest, less any applicable withholding taxes, by mailing a check to the address of the person entitled to the interest as their name and address appear on our register. (See
Section 2.04 of the Indentures).

Transfer of Debt Securities. A registered holder of debt securities, or a properly authorized attorney of the holder, may transfer these debt securities at our office or our agent's office. The prospectus supplement will describe the location of these offices. We will not charge the holder a fee for any transfer or exchange of debt securities. But we may require the holder to pay a sum sufficient to cover any tax or other governmental charge in connection with a transfer or exchange. (See Section 2.06 of the Indentures).

Certain Defined Terms.

"Indebtedness" in the definition of the terms "Superior Indebtedness," "Senior Subordinated Indebtedness," and "Junior Subordinated Indebtedness" means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities on a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

"Superior Indebtedness" means all of our Indebtedness that is not by its terms subordinate or junior to any of our other indebtedness. The Senior Securities will constitute Superior Indebtedness.

"Senior Subordinated Indebtedness" means all of our Indebtedness that is subordinate only to Superior Indebtedness. The Senior Subordinated Securities will constitute Senior Subordinated Indebtedness.

"Junior Subordinated Indebtedness" means all Indebtedness of CIT that is subordinate to both Superior Indebtedness and Senior Subordinated Indebtedness.

SENIOR SECURITIES

The Senior Securities will be direct, unsecured obligations of CIT. Senior Securities will constitute Superior Indebtedness issued with equal priority to the other Superior Indebtedness. At June 30, 1999, CIT's consolidated unaudited balance sheet reflected approximately $14.0 billion of outstanding Superior Indebtedness.

The Senior Securities will be senior to all Senior Subordinated Indebtedness, including the Senior

Subordinated Securities. At June 30, 1999, CIT's consolidated balance sheet reflected $200 million outstanding Senior Subordinated Indebtedness and no outstanding Junior Subordinated Indebtedness.

SENIOR SUBORDINATED SECURITIES

The Senior Subordinated Securities will be direct, unsecured obligations of CIT. CIT will pay principal, premium, if any, and interest on the Senior Subordinated Securities only after the prior payment in full of all Superior Indebtedness of CIT, including the Senior Securities.

In the event of any insolvency, bankruptcy, or similar proceedings, the holders of Superior Indebtedness will be paid in full before any payment is made on the Senior Subordinated Securities. An event of default under or acceleration of Superior Indebtedness does not in itself trigger the payment subordination provisions applicable to Senior Subordinated Securities. However, if the Senior Subordinated Securities are declared due and payable before maturity due to a default, the holders of the Senior Subordinated Securities will be entitled to payment only after Superior Indebtedness is paid in full.

Due to these subordination provisions, if we become insolvent, the holders of Superior Indebtedness may recover a higher percentage of their investment than the holders of the Senior Subordinated Securities. We intend that any Senior Subordinated Securities will be in all respects equal in right of payment with the other Senior Subordinated Indebtedness, including CIT's outstanding Senior Subordinated Securities. We also intend that all Senior Subordinated Securities will be superior in right of payment to all Junior Subordinated Indebtedness and to all outstanding capital stock.

Senior Subordinated Securities of certain series may meet the requirements necessary for that series to be considered "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board. If we propose to issue Senior Subordinated Securities which will qualify as Tier II Capital, then we will disclose this in the prospectus supplement.

RESTRICTIVE PROVISIONS

Negative Pledge. Generally, the Indentures do not limit the amount of other securities which we or our subsidiaries may issue. But each Indenture contains a provision that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed, incurred, issued, assumed, or guaranteed by us, subject to certain exceptions (the "Negative Pledge"). (See Section 6.04 of the Indentures).

Under the terms of the Negative Pledge, we are permitted to create the following liens:

- liens in favor of any of our subsidiaries;

- purchase money liens;

- liens existing at the time of any acquisition that we may make;

- liens in favor of the United States, any state, or governmental agency or department to secure obligations under contracts or statutes;

- liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds, and other similar obligations incurred in the ordinary course of business;

- liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

- arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

- liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

- consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

- liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

- liens on property or assets financed through tax-exempt municipal obligations;

- liens arising out of any extension, renewal, or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, which originally secured the lien; and

- liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

See Section 6.04 of the Indentures for the provisions of the Negative Pledge.

In addition, in the Senior Subordinated Indentures, we have agreed not to permit:

- the aggregate amount of Senior Subordinated Indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings); or

- the aggregate amount of Senior Subordinated Indebtedness and Junior Subordinated Indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings).

(See Senior Subordinated Indenture Section 6.05). Under the more restrictive of these tests, as of June 30, 1999, we could issue up to approximately $2.6 billion of additional Senior Subordinated Indebtedness.

Restrictions on Mergers and Asset Sales. Subject to the provisions of the Negative Pledge, the Indentures will not prevent us from consolidating or merging with any other corporation or selling our assets as, or substantially as, an entirety. However, if we are not the surviving corporation in a merger, the surviving corporation must expressly assume our obligations under the Indentures. Similarly, if we were to sell our assets as, or substantially as, an entirety to another party, the purchaser must also assume our obligations under the Indentures. (See Senior Indenture Section 15.01, Senior Subordinated Indenture Section 16.01). The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance with the restrictions of the Negative Pledge. This waiver of compliance will bind all of the holders of that series of debt securities. (See Senior Indenture Section 6.06, Senior Subordinated Indenture Section 6.07).

Other than these restrictions, the Indentures contain no additional provisions limiting our ability to enter into a highly leveraged transaction.

MODIFICATION OF INDENTURE

Each Indenture contains provisions permitting us and the Trustee to amend, modify, or supplement the Indenture or any supplemental indenture as to any series of debt securities. Generally, these changes require the consent of the holders of at least 66 2/3% of the outstanding principal amount of each series of debt securities affected by the change.

Unanimous consent of the holders of a series of debt securities is required for any of the following changes:

- extending the maturity of that series of debt security, reducing the rate, extending the time of payment of interest, or reducing any other payment due under that series of debt security;

- reducing the percentage of holders required to consent to any amendment or modification for purposes of that series of debt security; or

- modifying the rights, duties or immunities of the Trustee without the consent of the Trustee.

(See Section 14.02 of the Indentures).

COMPUTATIONS FOR OUTSTANDING DEBT SECURITIES

In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an Indenture,

- for an original issue discount security, we will use the amount of the principal which would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; or

- for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

(See Section 1.02 of the Indentures).

EVENTS OF DEFAULT

Each Indenture defines an "event of default" with respect to any series of debt securities. An event of default under an Indenture is any one of the following events which occurs with respect to a series of debt securities:

- nonpayment for thirty days of any payment of interest when due;

- nonpayment of any payment of principal of, and premium, if any, when due;

- nonpayment of any sinking fund installment when due;

- failure, after thirty days' appropriate notice, to perform any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of another series of debt securities);

- certain events in bankruptcy, insolvency, or reorganization; or

- nonpayment of interest on our indebtedness, including guaranteed indebtedness (other than indebtedness which is subordinate), or nonpayment of any principal on any of our indebtedness, after appropriate notice and expiration of any applicable grace period.

(See Section 7.01 of the Indentures).

The Trustee may withhold notice of any default (except in the payment of principal of, premium, if any, or interest, if any, on any series of debt securities) if the Trustee considers that withholding notice is in the interests of the holders of that series of debt securities. (See Section 11.03 of the Indentures).

Generally, each Indenture provides that upon an event of default, the Trustee or the holders of not less than 25% in principal amount of any series of debt securities then outstanding may declare the principal of all debt securities of that series to be due and payable. (See Section 7.02 of the Indentures). However, with respect to any series of Senior Subordinated Securities considered "Tier II," only certain events in bankruptcy, insolvency, or reorganization would permit acceleration of the maturity of the indebtedness. The prospectus supplement will indicate if the series of Senior Subordinated Securities covered by that prospectus supplement will be "Tier II."

You should refer to the prospectus supplement for any original issue discount securities for disclosure of the particular provisions relating to acceleration of the maturity of indebtedness upon the occurrence of an event of default.

Within 120 days after the close of each fiscal year, we are required to file with each Trustee a statement, signed by specified officers, stating whether or not the specified officers have knowledge of any default, and, if so, specifying each default, the nature of the default and what action, if any, has been taken to cure the default. (See Senior Indenture Section 6.05, Senior Subordinated Indenture Section 6.06).

Except in cases of default and acceleration, the Trustee is not under any obligation to exercise any of its rights or powers under an Indenture at the request of holders of debt securities, unless these holders offer the Trustee a reasonable indemnity. (See Section 11.01 of the Indentures). As long as the Trustee has this indemnity, the holders of a majority in principal amount of any series of debt securities outstanding may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or of exercising any trust or power conferred upon the Trustee. (See
Section 7.08 of the Indentures).

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

We may, at any time, satisfy our obligations with respect to payments on any series of debt securities by irrevocably depositing in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) or a combination thereof sufficient to make payments on the debt securities when due. If we make this deposit in a sufficient amount, properly verified, then we would discharge all of our obligations with respect to that series of debt securities and the Indenture insofar as it relates to that series of debt securities (except as otherwise provided in the Indenture). In the event of this defeasance, holders of that series of debt securities would be able to look only to the trust fund for payment on that series of debt securities until the date of maturity or redemption. Our ability to defease debt securities of any series using this trust fund is subject to certain tax, legal, and stock exchange requirements. (See Sections 12.01, 12.02 and 12.03 of the Indentures).

INFORMATION CONCERNING THE TRUSTEES

We may periodically borrow funds from any of the Trustees. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with any of the Trustees. A Trustee under a Senior Indenture or a Senior Subordinated Indenture may act as trustee under any of CIT's other indentures.

                              PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby:

- directly to purchasers;

- through agents;

- to dealers; or

- through an underwriter or a group of underwriters.

We may directly solicit offers to purchase debt securities. We may also solicit offers through our agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Under our agreements with agents, we may indemnify agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

We may also sell debt securities through a dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. Under our agreements with dealers, we may indemnify dealers against certain civil liabilities, including liabilities under the Securities Act.

We may also use one or more underwriters to sell debt securities. Under our agreements with underwriters, we may indemnify underwriters against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the debt securities will be set forth in the prospectus supplement. When reselling debt securities to the public, the underwriters will deliver the prospectus supplement and this prospectus to purchasers of debt securities.

The underwriters, dealers, and agents may be deemed to be underwriters under the Securities Act. Any discounts, commissions, or concessions that they receive from us or any profit they make on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will disclose in the prospectus supplement any person who may be deemed to be an underwriter and any compensation that we have paid to any underwriter. We may have various other commercial relationships with our underwriters, dealers, and agents.

If disclosed in the prospectus supplement, we may authorize underwriters and agents to solicit offers by certain institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless we otherwise agree the aggregate principal amount of offered debt securities sold pursuant to contracts will be not less nor more than, the amounts stated in the prospectus supplement. We may authorize underwriters and agents to enter into contracts with institutions including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, all subject to our approval. Contracts will not be subject to any conditions except that any purchase of debt securities by an institution pursuant to a contract must be permitted under applicable laws. We will disclose in the prospectus supplement any commission that we pay to underwriters and agents who sell debt securities pursuant to contracts. Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

                                    EXPERTS

Our consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                                 LEGAL OPINIONS

Our counsel, Schulte Roth & Zabel LLP, New York, New York is passing for us on the validity of the debt securities to which this prospectus relates. Paul N. Roth, a founding a partner of Schulte Roth & Zabel LLP, is one of our directors.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY LOCATION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE PROSPECTUS.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find More
  Information.......................      2
The CIT Group, Inc..................      2
Summary of Financial Information....      9
Special Note Regarding
  Forward-Looking Statements........     10
Use of Proceeds.....................     11

                                        PAGE
                                        ----
Description of Debt Securities......     11
Plan of Distribution................     16
Experts.............................     17
Legal Opinions......................     17

                        REGISTERED OFFICE OF THE ISSUER

                              THE CIT GROUP, INC.
                          1211 Avenue of the Americas
                            New York, New York 10036

                             AUDITORS OF THE ISSUER

                                    KPMG LLP
                                150 JFK Parkway
                         Short Hills, New Jersey 07078

              TRUSTEE, PAYING AGENT, TRANSFER AGENT AND REGISTRAR

                              THE BANK OF NEW YORK
                               101 Barclay Street
                            New York, New York 10286

                                 LEGAL ADVISERS

                To the Issuer                   To the Underwriters as to United States law
            ERNEST D. STEIN, ESQ.                        SIMPSON THACHER & BARTLETT
         1211 Avenue of the Americas                        425 Lexington Avenue
           New York, New York 10036                       New York, New York 10017

        To the Issuers as to United States law and United States tax law
                            SCHULTE ROTH & ZABEL LLP
                                900 Third Avenue
                            New York, New York 10022

             LUXEMBOURG LISTING AGENT AND LUXEMBOURG TRANSFER AGENT

                   BANQUE NATIONALE DE PARIS LUXEMBOURG S.A.
                               24 Boulevard Royal
                               L-2952 Luxembourg

                               CALCULATION AGENT

                              THE CIT GROUP, INC.
                          1211 Avenue of the Americas
                            New York, New York 10036

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,500,000,000

                              THE CIT GROUP, INC.

              $500,000,000 FLOATING RATE NOTES DUE OCTOBER 1, 2002

                $1,000,000,000 7.125% NOTES DUE OCTOBER 15, 2004

                              [THE CIT GROUP LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               SEPTEMBER 29, 1999

                                  ------------

                          JOINT BOOK RUNNING MANAGERS:

CHASE SECURITIES INC.                                       SALOMON SMITH BARNEY
                                  ------------

CREDIT SUISSE FIRST BOSTON      LEHMAN BROTHERS              MERRILL LYNCH & CO.
MORGAN STANLEY DEAN WITTER                               WARBURG DILLON READ LLC
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BANC OF AMERICA SECURITIES LLC                    BANC ONE CAPITAL MARKETS, INC.
BNY CAPITAL MARKETS, INC.   FIRST UNION CAPITAL MARKETS CORP.  J.P. MORGAN & CO.

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